    As filed with the Securities and Exchange Commission on August 20, 1998

                                                      Registration No. 333-60655
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               AMENDMENT NO. 1 TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                              NUEVO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

          DELAWARE                                     1311                    76-0304436
(State or other jurisdiction of             (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)              Classification Code Number)      Identification No.)

                 1331 Lamar, Suite 1650, Houston, Texas  77010
                           Telephone: (713) 652-0706
         (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                                Robert M. King
                 1331 Lamar, Suite 1650, Houston, Texas  77010
                          Telephone:  (713) 652-0706
           (Name, address, including zip code, and telephone number
                  including area code, of agent for service)

                                   Copy to:

                            BUTLER & BINION, L.L.P
                          1000 Louisiana, Suite 1600
                             Houston, Texas 77002
                           Attn: George G. Young III
                           Telephone: (713) 237-3605
                           Telecopy : (713) 237-3202

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

================================================================================

                             NUEVO ENERGY COMPANY

 Offer to Exchange its 8 7/8% Series B Senior Subordinated Notes Due 2008 that have been registered under the Securities Act of 1933 for any and all of its
         Outstanding 8 7/8% Series A Senior Subordinated Notes Due 2008

      The Exchange Offer will expire at 5:00 P.M., New York City time, on
          September 24, 1998, unless extended (the "Expiration Date")

     Nuevo Energy Company, a Delaware corporation (the "Company" or "Nuevo"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $100,000,000 aggregate principal amount of its 8 7/8% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 8 7/8% Series A Senior Subordinated Notes due 2008 (the "Outstanding Notes" and, together with the Exchange Notes, the "Notes"), of which $100,000,000 aggregate principal amount is outstanding. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be issued under and will be entitled to the benefits of the Indenture (as defined).

     The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, which will include borrowings under the Company's Credit Facility (as defined). The Exchange Notes will rank pari passu with the Company's existing and future Pari Passu Indebtedness (as defined), including the Company's 9 1/2% Senior Subordinated Notes due 2006 (the "Existing Notes"). The Exchange Notes also will be structurally subordinated to liabilities of the Company's subsidiaries. Under certain circumstances described herein, the Exchange Notes will, in the future, be jointly and severally guaranteed on an unsecured senior subordinated basis by Restricted Subsidiaries (as defined) of the Company. The terms of such subordination will be the same as those for the Outstanding Notes. See "Description of the Notes-Subordination." The Exchange Notes will rank senior to the Company's 5.75% Convertible Subordinated Debentures (the "Convertible Debentures"). The Indenture under which the Exchange Notes will be issued will permit the Company and its subsidiaries to incur additional indebtedness, including additional Senior Indebtedness and Pari Passu Indebtedness. See "Use of Proceeds" and "Description of the Notes."

     Outstanding Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on September 24, 1998 ("Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Outstanding Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions and to the terms and provisions of the Registration Agreement (as defined). See "The Exchange Offer--Conditions to the Exchange Offer." Outstanding Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof. The Company has agreed to pay all expenses of the Exchange Offer.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market making activities or other trading activities. The Company has agreed that, if required under the applicable securities laws and upon prior written request, it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the consummation of the Exchange Offer. See "Plan of Distribution."

SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 20, 1998.

     The Outstanding Notes, whether sold in offshore transactions in reliance on Regulation S under the Securities Act or in the United States in reliance on Rule 144A under the Securities Act ("Rule 144A"), were initially represented by two, permanent global notes (the "Global Note"), which were deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), and registered in the name of Cede & Co., DTC's nominee, for credit to an account of a direct or indirect participant in DTC. The Exchange Notes exchanged for the Outstanding Notes that are represented by the Global Note will continue to be represented by a permanent global note in definitive, fully registered form, registered in the name of a nominee of DTC and deposited with the Trustee as custodian, unless the beneficial holders thereof request otherwise. See "Description of the Notes--Certain Covenants--Book Entry, Delivery and Form."

     Each Exchange Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Outstanding Note surrendered in exchange for such Exchange Note or, if no such interest has been paid or duly provided for on such Outstanding Note, from June 8, 1998. Holders of the Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive accrued interest on such Outstanding Notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such Outstanding Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Outstanding Notes, and will be deemed to have waived the right to receive any interest on such Outstanding Notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after June 8, 1998. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Outstanding Notes as of August 19, 1998.

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Agreement (the "Registration Agreement") dated as of June 8, 1998, among the Company, Salomon Brothers Inc, J.P. Morgan Securities Inc. and NationsBanc Montgomery Securities LLC (the "Initial Purchasers"). Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, SEC No-Action Letter (available June 5, 1991), the Company believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than a "Restricted Holder," being (i) a broker-dealer who acquires Outstanding Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of such holder's business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Outstanding Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the Morgan Stanley Letter or similar no-action letters. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, if required under applicable securities laws and upon prior written request, it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days from the consummation of the Exchange Offer or such shorter period as will terminate when all Outstanding Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes develops, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from the face value. Historically, the market for securities similar to the Exchange Notes has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. The National Association of Securities Dealers, Inc. ("NASD") has designated the Outstanding Notes as securities eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD. The Initial Purchasers may act as market makers for the Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. See "Risk Factors--Lack of Public Market."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OUTSTANDING NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM:
NUEVO ENERGY COMPANY, 1331 LAMAR, SUITE 1650, HOUSTON, TEXAS  77010, TELEPHONE
(713) 652-0706; ATTENTION: BARBARA FORBES, DIRECTOR OF INVESTOR RELATIONS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 17, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information. Nuevo's common stock is listed on the New York Stock Exchange. Reports, proxy and information statements and other information relating to Nuevo can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Notes. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to a copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission (File No. 001-10537), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1997, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and (iii) Current Reports on Form 8-K filed May 14, 1998 and May 20, 1998. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Expiration Date of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Nuevo Energy Company, 1331 Lamar, Suite 1650, Houston, Texas 77010, telephone (713) 652-0706; Attention: Barbara Forbes, Director of Investor Relations.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               PROSPECTUS SUMMARY

     The following is a summary of the more detailed information appearing elsewhere or incorporated by reference in this Prospectus and is qualified in its entirety by reference thereto. Prospective purchasers should carefully consider the information set forth in "Risk Factors" in evaluating the Exchange Offer. Unless the context otherwise requires, all references in this Prospectus to "Nuevo" or the "Company" are to Nuevo Energy Company and its subsidiaries.

                                  THE COMPANY

     Nuevo is primarily engaged in the acquisition, exploitation, development, exploration for and production of oil and gas properties. The Company is the largest independent producer in California, with properties located both onshore and offshore. The Company also owns properties in East Texas and the onshore Gulf Coast region and internationally offshore the Republics of Congo and Ghana in West Africa. Since the Company's inception in 1990, it has grown and diversified its operations through a series of opportunistic acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. The Company has complemented these efforts with an active exploration program, which provides exposure to prospects which have the potential to add substantially to the growth of the Company.

                              RECENT DEVELOPMENTS

     On July 2, 1998, the Company announced that it had entered into a letter of intent to sell its Illini pipeline. Upon consummation of this sale, the Company will have completed the sale of its non-core gas gathering pipeline and storage assets, including the Bright Star gathering system and Richfield gas storage assets, for approximately $14 million. Closing of the Illini pipeline sale is expected in August, pending finalization of a purchase and sale agreement and certain regulatory approvals.

     In response to lower price realizations on its oil production during the first quarter of 1998, the Company has announced a $45 million reduction in capital spending plans for 1998 to $151 million, including $112 million for exploitation and $39 million for exploration. This reduction will primarily affect oil development projects whose projected rates of return fall below acceptable threshold levels assuming the continuation of current low oil prices. The Company believes that all of these projects will ultimately be undertaken once oil prices return to acceptable levels.

     Additionally, the Company has announced that it has retained an investment banking firm to evaluate options for maximizing the value of certain of its gas producing properties in East Texas ("East Texas Gas Properties"), including the possible sale of such properties. Estimated net proved reserves associated with these properties were approximately 275 Bcfe at December 31, 1997. Should the Company ultimately elect to dispose of some or all of these properties, the cash proceeds will be primarily used to reduce indebtedness under the Credit Facility and, depending upon market conditions and other factors, including the receipt of a consent to an amendment to the indenture for the Existing Notes, to fund repurchases of the Company's Common Stock pursuant to a one million share repurchase program authorized by its Board of Directors.

     The Company has elected to convert, effective January 1, 1998, from the full cost method to the successful efforts method of accounting for its investments in oil and gas properties. Under the successful efforts method, certain exploration expenditures, including geological and geophysical costs, dry hole costs and delay rentals, are expensed against current period income rather than capitalized as under the full cost method. Management believes that the change to the successful efforts method improves earnings quality and results in a balance sheet that more closely approximates the underlying economic value of the Company. In accordance with accounting rules, all prior years' financial statements presented herein have been restated to give effect to the change to successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997, was a reduction to retained earnings of $64.1 million. Had the Company not converted to the successful efforts method, the results of operations for the three months ended March 31, 1998 would have included an approximate pre-tax full cost ceiling test write-down of $250.0 million.

     The principal executive offices of the Company are located at 1331 Lamar, Suite 1650, Houston, Texas 77010. Its telephone number is (713) 652-0706.


                               The Exchange Offer

     The Exchange Offer relates to the exchange of up to $100,000,000 principal amount of Exchange Notes for up to $100,000,000 principal amount of Outstanding
Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes except that the Exchange
Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to the benefits of the Registration Agreement relating to the contingent increases in the interest rate provided for pursuant thereto. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be issued under and be entitled to the benefits of the Indenture governing the Outstanding Notes. See "Description of the Notes."

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EXCHANGE OFFER..................................         Up to $100,000,000 aggregate principal amount of Exchange Notes are being offered in exchange for a like principal amount of
                                                         Outstanding Notes. Outstanding Notes may be tendered for exchange in whole or in part in a principal amount of $1,000 and multiples thereof. The Company is making the offer in order to satisfy its obligations under the Registration Agreement relating to the
                                                         Outstanding Notes. The Company will issue the Exchange Notes to tendering holders of the Outstanding Notes promptly following the
                                                         Expiration Date.

REGISTRATION AGREEMENT..........................         The Outstanding Notes were sold by the Company on June 8, 1998 to the Initial Purchasers, who placed the Outstanding Notes with
                                                         Qualified Institutional Buyers ("QIBs") or pursuant to offers and sales that occurred outside the United States in reliance on
                                                         Regulation S under the Securities Act.  In connection therewith, the Company executed and delivered for the benefit of the holders of the Outstanding Notes the Registration Agreement providing for, among other things, the Exchange Offer.  See "Exchange Offer;
                                                         Registration Rights."

RESALE..........................................         The Company believes that the Exchange Notes issued pursuant to the
                                                         Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except for certain Restricted Holders who may be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes issued in exchange for such
                                                         Outstanding Notes.  See "The Exchange Offer" and "Plan of
                                                         Distribution."

EXPIRATION DATE.................................         5:00 p.m., New York City time, on September 24, 1998 unless the
                                                         Exchange Offer is extended by the Company, in which case the term
                                                         "Expiration Date" means the latest date to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions;
                                                         Amendments."

CONDITIONS TO THE EXCHANGE OFFER................         The Exchange Offer is subject to certain conditions, which may be waived by the Company in its sole discretion.  See "The Exchange
                                                         Offer--Conditions to the Exchange Offer." The Exchange Offer is not
                                                         conditioned upon any minimum aggregate principal amount of
                                                         Outstanding Notes being



                                                         tendered or accepted for exchange. The Company reserves the right (i) to delay the acceptance of the Outstanding Notes for exchange, (ii) to terminate the Exchange Offer at any time prior to the Expiration Date upon the occurrence of certain conditions, (iii) to extend the Expiration Date of the Exchange Offer and retain all of the Outstanding Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of the Outstanding Notes to withdraw their tendered Outstanding Notes and
                                                         (iv) to waive any condition or otherwise amend the terms of the Exchange
                                                         Offer in any respect. Holders of Outstanding Notes will have certain rights against the Company under the Registration Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer--Expiration
                                                         Date; Extensions; Amendments" and "Exchange Offer; Registration Rights."

PROCEDURES FOR TENDERING OUTSTANDING NOTES......         Each holder of Outstanding Notes wishing to accept the Exchange
                                                         Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                                                         Transmittal, or such facsimile, or an Agent's Message (as defined)
                                                         together with such Outstanding Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein or effect a tender of Outstanding Notes pursuant to the procedures for book-entry transfers as provided herein.  See
                                                         "The Exchange Offer--Procedures for Tendering Outstanding Notes."

SPECIAL PROCEDURES FOR BENEFICIAL OWNERS........         Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Outstanding Notes in the
                                                         Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the
                                                         Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the
                                                         Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.  See "The Exchange
                                                         Offer--Procedures for Tendering Outstanding Notes--Beneficial
                                                         Owners."

GUARANTEED DELIVERY PROCEDURES..................         Holders of Outstanding Notes who wish to tender their Outstanding
                                                         Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of
                                                         Transmittal or any other documents required by the Letter of
                                                         Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely

                                                         basis and deliver an Agent's Message, must tender their Outstanding
                                                         Notes according to the guaranteed delivery procedures set forth in
                                                         "The Exchange Offer--Procedures for Tendering Outstanding Notes--
                                                         Guaranteed Delivery."

WITHDRAWAL RIGHTS...............................         Tenders may be withdrawn at any time prior to 5:00 p.m. New York
                                                         City time, on the business day prior to the Expiration Date.  See
                                                         "The Exchange Offer--Withdrawal Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.........         The exchange of the Outstanding Notes for Exchange Notes by tendering holders will generally not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. Holders should review the information set forth under "Certain Federal Income Tax
                                                         Consequences" for a discussion of certain U.S. tax considerations relating to the Exchange Notes prior to tendering the Outstanding
                                                         Notes in the Exchange Offer.

USE OF PROCEEDS.................................         The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. See "Use of Proceeds."

EXCHANGE AGENT..................................         State Street Bank and Trust Company is serving as Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer--
                                                         Exchange Agent."

                               THE EXCHANGE NOTES

EXCHANGE NOTES..................................         The form and terms of the Exchange Notes are identical in all material respects to the terms of the respective Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such registration rights. See "Description of the Notes."

MATURITY........................................         June 1, 2008

INTEREST ON THE EXCHANGE NOTES..................         The Exchange Notes will bear interest at the rate of 8 7/8% per annum, payable semiannually in arrears on June 1 and December 1 commencing December 1, 1998.

OPTIONAL REDEMPTION.............................         The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.  In addition, prior to June 1, 2001, up to 33 1/3% of the aggregate principal amount of the Notes originally issued may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at 108 7/8% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Equity Offerings (as defined), provided that at least 66 2/3% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after such redemption.  See "Description of the Notes--Optional Redemption."

MANDATORY REDEMPTION............................         None.

SUBSIDIARY GUARANTEES...........................         The Exchange Notes will be structurally subordinated to liabilities of the Company's subsidiaries.  Under certain circumstances, the
                                                         Exchange Notes will, in the future, be jointly and severally guaranteed on an unsecured senior subordinated basis by Restricted
                                                         Subsidiaries (as defined) of the Company.  The terms of such subordination will be the same as those for the Outstanding Notes.
                                                         See "Description of the Notes--Subsidiary Guarantees of Notes."

SUBORDINATION OF NOTES..........................         The Exchange Notes will be general unsecured obligations of the
                                                         Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, which will include borrowings under the Credit Facility.  The Notes will rank pari passu with the Company's existing and future Pari Passu
                                                         Indebtedness, including the Company's Existing Notes, and will be structurally subordinated to all liabilities of the Company's subsidiaries.  As of June 30, 1998, after giving effect to the issuance of the Outstanding Notes and the application of the net proceeds therefrom, the Company had


                                                         approximately $217.1 million of outstanding Senior Indebtedness, which ranks senior in right of payment to the Notes and $160.0 million of
                                                         Existing Notes which rank pari passu with the Notes. The Company also had outstanding $115.0 million in Convertible Debentures which are subordinated in right of payment to the Notes. In addition, as of June 30, 1998,
                                                         Nuevo's subsidiaries had liabilities on their balance sheets of $57.0 million. See "Risk Factors--Subordination," and "Description of the Notes--
                                                         Subordination."

CHANGE OF CONTROL...............................         Upon a Change of Control (as defined), the Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.  See "Description of the Notes--Repurchase at the
                                                         Option of Holders--Change of Control."

CERTAIN COVENANTS...............................         The Indenture pursuant to which the Notes will be issued will contain certain covenants, including, but not limited to, covenants with respect to the following matters:  (i) limitation on
                                                         restricted payments; (ii) limitation on the incurrence of
                                                         indebtedness; (iii) limitation on issuances and sales of capital stock by restricted subsidiaries; (iv) limitation on liens; (v)
                                                         limitation on disposition of proceeds of asset sales; (vi)
                                                         limitation on transactions with affiliates; (vii) limitation on dividends and other payment restrictions; and (viii) limitation on mergers, consolidations or sales of assets.  See "Description of the Notes--Repurchase at the Option of Holders" and "--Certain
                                                         Covenants."

EXCHANGE OFFER; REGISTRATION RIGHTS.............         The Company agreed to use its reasonable best efforts to file and cause to become effective a registration statement relating to the
                                                         Exchange Offer for the Outstanding Notes or, in lieu thereof, to file and cause to become effective a shelf registration statement for the resale of the Outstanding Notes.  If (i) an exchange offer registration statement is not filed on or prior to September 6,
                                                         1998, (ii) the exchange offer registration statement or, if applicable, the resale shelf registration statement (each, a
                                                         "Registration Statement") is not declared effective on or prior to
                                                         November 5, 1998, (iii) the Exchange Offer is not consummated on or prior to December 5, 1998, or (iv) a Registration Statement is
                                                         filed and declared effective on or prior to November 5, 1998 and such Registration Statement ceases to be effective or usable (at any time the Company is obligated to maintain the effectiveness thereof), Special Interest (as defined) will accrue and be payable semi-annually until such time as a Registration Statement is filed or becomes effective, as the case may be.  Upon the consummation of the Exchange Offer or the declaration of effectiveness of a shelf registration statement with respect to the Outstanding Notes, the
                                                         Special Interest will cease accruing.  See "Exchange Offer;
                                                         Registration Rights."


ABSENCE OF A PUBLIC MARKET FOR THE NOTES                 The Exchange Notes will be a new issue of securities for which there is currently no market.  The Company does not intend to apply for listing of the Notes on any securities exchange or stock market. The
                                                         Initial Purchasers are not obligated to make a market in the Notes, and any such market making may be discontinued at any time without notice.
                                                         Accordingly, there can be no assurance as to the development of liquidity of any market for the Notes. The Outstanding Notes currently trade in The
                                                         Portal Market.

          For additional information with respect to the Exchange Notes (including defined terms), see "Description of the Notes."

                                  RISK FACTORS

          Prior to making an investment decision, prospective investors in the Exchange Notes should consider all the information set forth in this Prospectus and should carefully evaluate the considerations set forth in "Risk Factors."

                                  RISK FACTORS

     This Prospectus includes and incorporates by reference "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). All statements other than statements of historical facts included and incorporated by reference in this Prospectus, including without limitation, statements under "Prospectus Summary" regarding the Company's financial position, intent to sell the East Texas Gas Properties estimated quantities and net present values of reserves, business strategy, plans and objectives of management of the Company for future operations, the outcome of pending litigation and covenant compliance, are forward-looking statements. No assurances can be made that such forward looking statements will prove to be correct. Important factors that could cause actual results to differ ("Cautionary Statements") materially from the forward looking statements are disclosed below and elsewhere in this Prospectus as well as in the documents incorporated by reference. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by the Cautionary Statements. Prospective purchasers of the Notes offered hereby should carefully consider, together with other information included and incorporated by reference in this Prospectus, the following factors that affect the Company.

CONSEQUENCES OF A FAILURE TO EXCHANGE OUTSTANDING NOTES

     The Outstanding Notes have not been registered under the Securities
Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Outstanding Notes that remain outstanding after the consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Outstanding Notes that remain outstanding will not be entitled to any rights to have such Outstanding Notes registered under the Securities Act or to any similar rights under the Registration Agreement (subject to certain limited exceptions). The Company does not currently anticipate that it will register the Outstanding Notes under the Securities Act. If Outstanding Notes are tendered and accepted in the Exchange Offer, the market for untendered Outstanding Notes is likely to diminish; accordingly, holders who do not tender their Outstanding Notes may encounter difficulties in selling such notes following the Exchange Offer.

     The Exchange Notes and any Outstanding Notes that remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the Notes."

     The Indenture provides for the payment of Special Interest (as defined) on the Outstanding Notes in certain circumstances. Following consummation of the Exchange Offer, neither the Outstanding Notes nor the Exchange Notes will be entitled to Special Interest or any increase in the interest rate thereon. See "Description of the Notes."

LEVERAGE AND DEBT SERVICE

     The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, and (iii) the Company's ability to obtain financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

SUBORDINATION

     The Outstanding Notes are, and the Exchange Notes will be, subordinated in right of payment to all existing and future Senior Indebtedness of the Company and will rank pari passu with the Company's existing and future Pari Passu Indebtedness, including the Existing Notes. The Outstanding Notes are, and the Exchange Notes will also be, structurally subordinated to the obligations of the Company's subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company and its subsidiaries, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and the assets of the Company's subsidiaries will be available to pay obligations on the Notes only after all obligations of the subsidiaries have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the Notes outstanding. The aggregate principal amount of Senior Indebtedness of the Company as of June 30, 1998 was $260.0 million and the liabilities on the balance sheet of the Company's subsidiaries as of June 30, 1998 was $57.0 million. Additional
Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions, and the Company's subsidiaries may incur obligations which are structurally senior to the Notes. See "Description of the Notes-- Subordination."

LIMITATION ON PURCHASE OF NOTES UPON THE OCCURRENCE OF A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase the Notes and the Existing Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for all Notes and Existing Notes tendered by the holders thereof. The Credit Facility contains, and any future credit agreements or other agreements relating to indebtedness (including Senior Indebtedness or other Pari Passu Indebtedness) to which the Company becomes a party may contain, restrictions on the purchase of Notes. If a Change of Control occurs at a time when the Company is unable to purchase the Notes or Existing Notes (due to insufficient financial resources, contractual prohibition or otherwise), such failure would constitute an event of default under the Indenture and the indenture for the Existing Notes, which would, in turn, constitute a default under the Credit Agreement and may constitute a default under the terms of any other indebtedness of the Company then outstanding. In such circumstances, the subordination provisions in the Indenture would likely prohibit payments to holders of Notes. See "Description of the Notes--Subordination" and "--Repurchase at the Option of Holders--Change of Control." The definition of "Change of Control" in the Indenture includes a sale, lease, conveyance or transfer of "all or substantially all" of the assets of the Company and certain of its Restricted Subsidiaries, taken as a whole, to a person or group of persons. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of the Notes to require the Company to purchase such Notes as a result of a sale, lease, conveyance or transfer of all or substantially all of the Company's assets to a person or group of persons may be uncertain.

VOLATILITY OF OIL AND GAS PRICES

     The Company's financial condition, operating results, future growth and the value of its oil and gas properties are substantially dependent on prevailing prices of, and demand for, oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Historically the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States and elsewhere, economic conditions in the United States and elsewhere, the actions of the Organization of Petroleum Exporting Countries ("OPEC"), domestic and foreign governmental regulation, political stability in the Middle East and elsewhere, the domestic and foreign supply of, and demand for, oil and gas, and the availability and prices of foreign imports and the availability of alternate fuel sources. The NYMEX price for oil on December 31, 1997 was $17.64 per Bbl. On March 31, 1998, this price had declined to $15.61 per Bbl, and as of August 19, 1998 was $13.20 per Bbl. Applying March 31, 1998 prices to
December 31, 1997 reserves would have decreased the PV-10 Value of the Company's reserves to a total of approximately $637.3 million from $901.1 million. Any continued and extended decline in the price of oil or any substantial and extended decline in the price of gas would have an adverse effect on the value of the Company's reserves, borrowing capacity, ability to obtain additional capital, and its financial condition, revenues, profitability and cash flows from operations.

     Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

     Approximately 35% of the Company's 1997 production on a BOE basis was California heavy oil. The market for California heavy oil differs substantially from the established market indices for oil and gas, due principally to the higher transportation and refining costs associated with heavy oil and periodic crude oil imports from other oil producing nations. As a result, the price received for heavy oil is generally lower than the price for medium and light oil, and the production costs associated with heavy oil are relatively higher than for lighter grades. The margin (sales price minus production costs) on heavy oil sales is generally less than for lighter oil, and the effect of material price decreases will more adversely affect the profitability of heavy oil production compared with lighter grades of oil. In addition to the steep decline in oil prices during the first quarter of 1998, the differential between the prices for heavy oil and the prices for light and intermediate grades of oil have increased, further reducing the price received for the Company's heavy oil production from California. Continued low prices received by the Company for its heavy oil production may have a material adverse effect on the Company. There is also no established futures market for California heavy oil, and the difference between the prices received for California heavy oil and prices in established futures markets ("basis differential") is volatile, making it difficult to hedge California heavy oil production. The Company generally does not attempt to hedge the basis differential of its California heavy oil production. See "--Hedging."

RESERVE REPLACEMENT RISKS

     The Company's future performance depends upon its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, the Company's reserves and revenues will decline. No assurances can be given that the Company will be able to find and develop or acquire additional reserves at an acceptable cost.

     The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurances can be given that the Company's exploitation and development activities will result in any increases in reserves. The Company's operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. In addition, the costs of exploitation and development may materially exceed initial estimates.


SUBSTANTIAL CAPITAL REQUIREMENTS

     The Company makes, and will continue to make, substantial capital expenditures for the exploitation, exploration, acquisition, development, production and abandonment of oil and gas properties. Historically, the Company has financed these expenditures primarily with cash generated by operations, proceeds from bank borrowings and the proceeds of debt and equity issuances.
The Company believes that it will have sufficient cash provided by operating activities and borrowings under its Credit Facility and proceeds of debt and equity issuances to fund planned capital expenditures. If revenues or the Company's Borrowing Base under its Credit Facility decreases as a result of lower oil or gas prices, operating difficulties or declines in reserves, the Company may have limited ability to expend the capital necessary to undertake or complete future acquisitions, exploitations or exploration activities. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET CASH FLOWS

     Estimates of economically recoverable oil and gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, and development and operating expenditures may not occur as estimated. Future results of operations of the Company will depend upon its ability to develop, produce and sell its oil and gas reserves. The reserve data included herein are estimates only and are subject to many uncertainties. Actual quantities of oil and gas will differ from the amounts set forth herein, and such differences may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

CONVERSION TO SUCCESSFUL EFFORTS METHOD OF ACCOUNTING

     The Company has elected to convert, effective January 1, 1998, from the full cost method to the successful efforts method of accounting for its investment in oil and gas properties. Under the successful efforts method, certain exploration expenditures, including geological and geophysical costs, dry hole costs and delay rentals, are expensed against current period income rather than capitalized as under the full cost method. Management believes the change to the successful efforts method improves earnings quality and results in a balance sheet that more closely approximates the underlying economic value of the Company. In accordance with accounting rules, all prior years' financial statements presented herein have been restated to give effect to the change to successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997 was a reduction to retained earnings of $64.1 million. Had the Company not converted to the successful efforts method, the results of operations for the three months ended March 31, 1998 would have included an approximate pre-tax full cost ceiling test write-down of $250.0 million.

OPERATING RISKS

     Nuevo's operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations.
Moreover, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather and sea conditions, marine and helicopter operations, more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and interruption or termination of operations by governmental authorities based on environmental or other considerations.

     The Company's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages and suspension of operations. The Company could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on the Company's financial condition and results of operations. The Company carries insurance that it believes is in accordance with customary industry practices, but, as is common in the oil and gas industry, the Company does not fully insure against all risks associated with its business either because such insurance is not available or because the cost thereof is considered prohibitive. The Company maintains limited insurance coverage for sudden environmental damages, but does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on the Company's financial condition and results of operations.

     The Company outsources certain administrative, marketing and operating functions to Torch Energy Advisors Incorporated ("Torch"), a company engaged in rendering outsourcing services for oil and gas companies, pursuant to various agreements (collectively, the "Torch Agreements"). The principal agreement with Torch provides that it may be terminated by the Company following December 31, 1998, provided that the Company gives one year's advance notice and pays certain costs to reimburse Torch for terminating the business associated with rendering services to the Company. Torch also has the option to terminate the agreement after 2000. The Company and Torch are currently renegotiating the Torch Agreements. No assurances can be given that the Torch Agreements will be successfully renegotiated by the Company. Although the Company believes that it could ultimately replace or internally duplicate the services provided by Torch, the unanticipated loss of Torch as a service provider may have a material adverse effect on the Company.

FOREIGN INVESTMENTS

     The Company's foreign investments involve risks typically associated with investments in emerging markets such as uncertain political, economic, legal and tax environments and expropriation and nationalization of assets. These risks may include, among other things, currency restrictions and exchange rate fluctuations, loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, war, insurrection and other political risks, risks of increases in taxes and governmental royalties, renegotiation of contracts with governmental entities and quasi-governmental agencies, changes in laws and policies governing operations of foreign-based companies and other uncertainties arising out of foreign government sovereignty over the Company's international operations. The Company's international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, if a dispute arises in its foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. The Company attempts to conduct its business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where it operates, but there can be no assurance the Company will be successful in protecting against such risks.

     The Company's private ownership of oil and gas properties under oil and gas leases in the United States differs distinctly from its ownership interests in foreign oil and gas properties. In foreign countries in which the Company does and may do business in the future, the state generally retains ownership of the minerals and consequently retains control of (and in many cases participates in) the exploration and production of reserves. Accordingly, operations outside of the United States may be materially affected by host governments through royalty payments, export taxes and regulations, surcharges, value added taxes, production bonuses and other charges. In addition, changes in prices and costs of operations, timing of production and other factors may affect estimates of oil and gas reserve quantities and future net cash flows attributable to non-U.S. properties in a manner materially different than such changes would affect estimates for U.S. properties. Agreements covering foreign oil and gas operations also frequently contain provisions obligating the Company to spend specified amounts on exploration and development, or to perform certain operations, or forfeit all or a portion of the acreage subject to the contract.

     During the third quarter of 1997, a civil war in Congo resulted in a new government being established in Congo. The operator of the Company's Congo properties temporarily moved its field offices to Gabon, but has re-established its offices in Congo. The Company's Congo production is located approximately 30 miles offshore and flows into a floating production, storage and off-loading vessel for direct shipment to western markets. The Company experienced no production interruption as a result of the conflict.

     In 1996, the previous Congo government requested that the convention governing the Company's Marine I Exploitation Permit be converted to a production sharing agreement ("PSA"). Preliminary discussions were held with the government in early 1997. Nuevo believes that it is currently under no obligation to convert its ownership interest to a PSA. The Company's position with the previous government of the Congo was that any conversion to a PSA would have no material adverse impact to Nuevo. In late 1997, a new government was established in Congo. Preliminary discussions with the new government have indicated that it may request conversion to a PSA. If the new government requires such conversion, no assurances can be made as to the terms of the PSA.

DUAL CONSOLIDATED LOSSES IN CONGO SUBSIDIARY

     In connection with their respective acquisitions of two subsidiaries owning interests in the Yombo field offshore the Republic of Congo (each a "Congo subsidiary"), the Company and a wholly owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim certain tax losses ("dual consolidated losses") incurred by such subsidiaries prior to the acquisitions. Pursuant to the agreement, the Company and CMS may be liable to the seller for the recapture of dual consolidated losses utilized by the seller in years prior to the acquisitions if certain triggering events occur, including: (i) a disposition by either the Company or CMS of its respective Congo subsidiary; (ii) either Congo subsidiary's sale of its interest in the Yombo field; (iii) the acquisition of the Company or CMS by another consolidated group; or (iv) the failure of the Company's or CMS's Congo subsidiary to continue as a member of its respective consolidated group. A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the U.S. Internal Revenue Service's consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. The Company and CMS have agreed among themselves that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. The Company's potential direct liability could be as much as $50 million if a triggering event with respect to the Company occurs, and the Company believes that CMS's liability (for which the Company would be jointly liable with an indemnification right against CMS) could be as much as $67 million. The Company does not expect a triggering event to occur with respect to it or CMS and does not believe the agreement will have a material adverse effect upon the Company.

     The Company has been advised that, under one interpretation of the applicable agreements, the execution of a PSA with Congo could be a triggering event unless certain provisions are included in such PSA. The Company does not intend to enter into a PSA which causes a triggering event to occur. No assurances can be made, however, as to the terms of the PSA. See "--Foreign Investments."

HEDGING

     The Company periodically seeks to reduce its exposure to price volatility by hedging its production through swaps, options and other commodity derivative instruments. In a typical hedging transaction, the Company will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge and a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, the Company is required to pay the counterparty the difference. The Company would be required to pay the counterparty the difference between such prices regardless of whether the Company's production was sufficient to cover the quantities specified in the hedge. In addition, the index used to calculate the floating price in a hedge is frequently not the same as the prices actually received for the production hedged. The difference (referred to as basis differential) may be material, and may reduce the benefit or increase the detriment caused by a particular hedge. There is not an established pricing index for hedges of California heavy crude oil production, and the cash market for heavy oil production in California tends to vary widely from index prices typically used in oil hedges. Consequently, hedging California heavy crude oil is particularly subject to the risks associated with volatile basis differentials.

COMPETITION; MARKETS FOR PRODUCTION

     The Company operates in the highly competitive areas of oil and gas, acquisition, exploration, exploitation, development and production. The availability of funds and information relating to a property, the standards established by the Company for the minimum projected return on investment, the availability of alternate fuel sources and the intermediate transportation of gas are factors which affect the Company's ability to compete in the marketplace. The Company's competitors include major integrated oil companies and a substantial number of independent energy companies, many of which possess greater financial and other resources than the Company.

     The Company's heavy crude oil production in California requires special treatment available only from a limited number of refineries. Substantial damage to such a refinery or closures or reduction in capacity due to financial or other factors could adversely affect the market for the Company's heavy crude oil production. In addition, the Company's heavy crude oil production may compete for refining capacity with heavy crude oil production that is shipped to California from other oil producing nations.

ENVIRONMENTAL AND OTHER REGULATION

     The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company's operations. A substantial amount of the Company's assets are located in California, which has more stringent environmental regulations than many other states. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue.
For instance,
legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. The Company could incur substantial costs to comply with environmental laws and regulations.

     The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on the Company.

     The Company's business is subject to certain laws and regulations relating to taxation, exploration for and development and production of oil and gas, and environmental and safety matters in both the United States and the foreign countries in which the Company or any of its subsidiaries operates or owns property. Various laws and regulations often require permits for drilling wells and also cover spacing of wells, the prevention of waste of oil and gas including maintenance of certain gas/oil ratios, rates of production and other matters. The effect of these statutes and regulations, as well as other regulations that could be promulgated by the jurisdictions in which the Company has production, could be to limit the number of wells that could be drilled on the Company's properties and to limit the allowable production from the successful wells completed on the Company's properties, thereby limiting the Company's revenues.

     On September 28, 1997, there was a spill of crude oil into the Santa Barbara Channel in California from a pipeline connecting the Company's Point Pedernales Field with shore-based processing facilities. The volume of the spill was estimated to be 163 barrels of oil. Substantially all of the currently identified costs to repair and clean up the spill were or are expected to be covered by insurance, less applicable deductibles. The Company, however, has exposure to certain costs that may not be covered by insurance, including fines, penalties, and damages. Such costs are not quantifiable at this time, and, although no assurances can be made, are not expected to be material to the Company.

ACQUISITION RISKS

     The Company expects to continue to evaluate and pursue acquisition opportunities. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, the Company performs a review it believes to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections generally are not performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and the Company may decide to assume environmental and other liabilities in connection with acquired properties. There can be no assurance that the Company's acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on the Company's financial condition and results of operations.

LACK OF PUBLIC MARKET

          The Outstanding Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes. See "--Consequences of a Failure to Exchange Outstanding Notes."

          Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration and prospectus delivery requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. See "The Exchange Offer--Resales of Exchange Notes." The Initial Purchasers are not obligated to make a market in the Exchange Notes and any market making activity with respect to the Exchange Notes may be discontinued at any time without notice in the sole discretion of each Initial Purchaser. In addition, any such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the Company. The Company does not intend to apply for a listing or quotation of the Exchange Notes on any securities exchange or stock market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

          The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

EXCHANGE OFFER PROCEDURES

          Issuance of the Exchange Notes in exchange for the Outstanding Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes for exchange.

YEAR 2000 ISSUE

          All major financial and administrative information processing services are provided to the Company by Torch, which is conducting a review of its computer systems to identify and upgrade systems that could be affected by the
"Year 2000" issue.   The Year 2000 issue results from computer programs written with date fields that cannot distinguish between the year 1900 and 2000. The Company believes that its financial and administrative systems should be Year 2000 compliant in the first half of 1999. The Company does not believe that costs incurred to address the Year 2000 issue with respect to its financial and administrative systems will have a material effect on the Company. The information systems in the Company's field operations are currently not believed to be fully Year 2000 compliant. The Company and Torch are currently studying the steps necessary to make the Company's operations Year 2000 compliant and to otherwise effect a smooth transition to the Year 2000. These steps include: upgrading, testing and certifying its computer system and field operation services and obtaining Year 2000 compliance certification from all of Torch's and Nuevo's important business suppliers. The Company anticipates making significant progress between now and December 1999, but acknowledges that important business functions may be disrupted. Costs to address these disruptions are not known at this time. The Company is also uncertain as to the impact that the Year 2000 issue will have on the companies with which it conducts business. In these cases, the effect of the Year 2000 issue may be material.

                               PRIVATE PLACEMENT

     On June 8, 1998, the Company completed the private sale to the Initial Purchasers of $100,000,000 principal amount of the Outstanding Notes in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers thereupon offered and resold the Outstanding Notes to QIBS or pursuant to offers and sales that occurred outside the United States in reliance on Regulation S under the Securities Act.

     The net proceeds to the Company from the sale of the Outstanding Notes was $97.0 million. The Company used the net proceeds of the offering of the Outstanding Notes to repay indebtedness under its Credit Facility with a syndicate of commercial banks which was incurred to fund a portion of the acquisition of the properties acquired in April 1996 from Union Oil Company of California and a portion of the Company's capital budget. Amounts outstanding under the Credit Facility bear interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus a number of basis points which increases as senior indebtedness of the Company as a percent of the Borrowing Base increases. The interest rate on borrowings under the Credit Facility averaged 6.1% for the six months ended June 30, 1998. As of June 30, 1998, the Company had $265.0 million of borrowing capacity under its Credit Facility after consideration of the increase in the Borrowing Base from $330.0 million to $380.0 million, which is available to fund its capital budget and for possible future acquisitions.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and certain interest provisions relating to such registration rights. See "Description of the Notes." The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial data for the Company for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the six month periods ended June 30, 1997 and 1998. The selected historical consolidated financial information for the years ended December 31, 1993 through 1997 has been derived from the Company's audited financial statements. The historical information for the six months ended June 30, 1997 and 1998 is derived from the Company's unaudited consolidated financial statements. Such unaudited consolidated financial statements have been prepared on the same basis as the Company's audited financial statements, and the Company believes that such unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal, recurring adjustments). Interim results are not necessarily indicative of results for the full year. See the Consolidated Financial Statements and Notes thereto incorporated by reference herein.

                                                                                                                  SIX  MONTHS
                                                                     YEAR ENDED DECEMBER 31, (1)                 ENDED JUNE 30,
                                                       -----------------------------------------------------   -------------------
                                                          1993       1994       1995       1996       1997      1997(1)    1998
                                                       ---------   --------  ---------   ---------  --------   --------   --------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
Revenues:
 Oil  and gas revenues................................. $ 67,184   $ 79,968   $102,455    $279,859  $335,202   $168,710   $123,045
 Gas plant revenues....................................   24,680     28,798     27,183      34,802    11,597     11,597      1,405
 Pipeline and other revenues...........................   14,697     10,309      7,222       6,774     5,772      2,737      2,224
 Gain on sale of assets, net...........................       --      2,402         --       6,008     1,372      4,400      1,677
 Interest on sale of assets, net and other income......    1,271        245      1,106       1,614     3,335        942        967
                                                       ---------   --------  ---------   ---------  --------   --------   --------
  Total revenues.......................................  107,832    121,722    137,966     329,057   357,278    188,386    129,318
                                                       ---------   --------  ---------   ---------  --------   --------   --------
Costs and expenses:
 Lease operating expenses..............................   11,992     15,160     28,873      93,062   123,178     59,361     65,774
 Gas plant operating expenses..........................   20,975     25,794     22,667      29,311    10,220     10,220      1,423
 Pipeline and other operating costs....................    9,978      6,767      4,726       6,105     5,243      2,301      1,842
 Provision for impairment of assets held for sale (2).        --         --         --          --    23,942         --         --
 Exploration costs.....................................    7,748      4,300      2,357       4,571    11,082      1,627      4,094
 Provision for impairment of oil and gas
  properties (3).......................................       --         --         --          --    30,000         --         --
 General and administrative expenses...................    7,734      7,480      5,444      14,880    19,822      8,620     10,913
 Outsourcing fees......................................    5,110      6,369      5,857      10,249    11,984      6,187      4,812
 Depreciation, depletion and amortization..............   33,009     48,144    4 5,233      75,664   102,158     48,199     46,556
 Interest expense......................................   11,861     12,560     15,389      36,009    27,357     14,008     14,444
 Loss on sales of assets, net..........................   13,449         --        645          --        --         --         --
 Dividends on TECONS(4)................................       --         --         --         165     6,613      3,270      3,306
 Other expense.........................................       36      2,387         45       1,069     3,019        259        228
                                                       ---------   --------  ---------   ---------  --------   --------   --------
  Total costs and expenses.............................  121,892    128,961    131,236     271,085   374,618    154,052    153,392
                                                       ---------   --------  ---------   ---------  --------   --------   --------

 Income (loss) before income taxes, minority interest,
  and extraordinary item...............................  (14,060)    (7,239)     6,730      57,972   (17,340)    34,334    (24,074)
 Income tax expense (benefit)..........................   (4,368)    (2,865)     2,582      23,965    (6,656)    13,741     (9,870)
 Minority interest in earnings (loss) of subsidiary....      272         52         16        (271)       (8)        (5)        --
                                                       ---------   --------  ---------   ---------  --------   --------   --------

 Income (loss) before extraordinary item...............   (9,964)    (4,426)     4,132      34,278   (10,676)    20,598    (14,204)
 Extraordinary loss on early extinguishment of debt
  net of income tax benefit of $2,037(5)...............       --         --         --          --     3,024      3,024         --
                                                       ---------   --------  ---------   ---------  --------   --------   --------
 Net income (loss).....................................   (9,964)    (4,426)     4,132      34,278   (13,700)    17,574    (14,204)
 Dividends on preferred stock..........................    1,750      1,750      1,472         939        --         --         --
                                                       ---------   --------  ---------   ---------  --------   --------   --------

 Earnings (loss) attributable to common
  stockholders.........................................$ (11,714)  $ (6,176) $   2,660   $  33,339  $(13,700)  $ 17,574   $(14,204)
                                                       =========   ========  =========   =========  ========   ========   ========
 Earnings (loss) per common share--basic...............$   (1.18)  $  (0.57) $    0.24   $    1.99  $  (0.69)  $   0.88   $  (0.72)
 Weighted average common shares outstanding............    9,937     10,763     11,057      16,755    19,796     19,890     19,759
 Earnings (loss) per common share--diluted.............$   (1.18)  $  (0.57) $    0.23   $    1.84  $  (0.69)  $  (0.85)  $  (0.72)
 Weighted average common and dilutive potential
  common shares outstanding............................    9,937     10,763     11,355      18,596    19,796     20,752     19,759



                                                                                                                  SIX  MONTHS
                                                                     YEAR ENDED DECEMBER 31, (1)                 ENDED JUNE 30,
                                                       -----------------------------------------------------   -------------------
                                                          1993       1994       1995       1996       1997      1997(1)    1998
                                                       ---------   --------  ---------   ---------  --------   --------   --------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Cash Flows Data:
 Net cash flows provided by operating activities.......$  28,403  $  58,513  $  37,194   $ 126,921  $  165,462  $ 80,583  $ 21,917
 Net cash flows used in investing activities...........$ (63,164) $(100,158) $ (32,582)  $(546,002) $ (169,478) $(76,619) $(94,603)
 Net cash flows (used in) provided by financing
  activities...........................................$  32,961  $  29,929  $  (2,294)  $ 426,952  $     (412) $(12,726) $ 69,842
Other Financial Data:
 Capital expenditures..................................$  69,659  $ 105,048  $  41,445   $ 582,346  $  195,895  $102,318  $102,095
 EBITDAX (6)...........................................$  52,007  $  55,363  $  70,354   $ 168,373  $  182,440  $ 97,038  $ 42,649
 Ratio of EBITDAX to interest expense..................      4.4x       4.4x       4.6x        4.7x        6.7x      6.9X      3.0X
 Ratio of earnings to fixed charges (7)................       --         --        1.4x        2.6x         --       2.7x       --
Balance Sheet Data:
 Working capital.......................................$  22,382  $   6,396  $  15,757   $  22,338  $    9,257       N/A  $  2,598
 Total assets..........................................  230,901    272,444    262,359     817,643     804,286       N/A   851,387
 Total debt............................................   87,941    119,541    116,709     292,446     309,656       N/A   380,754
 Stockholders' equity..................................  123,549    117,557    123,349     345,439     324,739       N/A   311,933

_______________________________
(1)  Effective January 1, 1998, the Company changed its method of accounting for its investments in oil and gas properties from the full cost to the successful efforts method. All prior years' financial statements presented herein have been restated to reflect this change.
(2)  Provision for impairment of assets held for sale reflects a charge to reduce the value of the Company's mid-stream assets to the amount expected to be received from the sale of these assets.
(3)  The Company incurred an impairment of $30.0 million on certain fields at December 31, 1997 due to decreased crude oil prices.
(4)  TECONS are the Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of Nuevo Financing I.  The
 principal assets of Nuevo Financing I are $115.0 million of Convertible Debentures.  Interest payments on the Convertible
 Debentures made by the Company to Nuevo Financing I are paid by Nuevo Financing I as dividends on the TECONS.
(5)  During 1997 the Company redeemed its 12  1/2% Senior Subordinated Notes prior to maturity and recorded $3.0 million as an extraordinary loss on early extinguishment of debt, net of income tax benefit.
(6)  EBITDAX is defined as earnings before interest, dividends on TECONS, taxes, depreciation, depletion and amortization, property impairment and exploration costs and certain other non-cash charges.  EBITDAX is included as a supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to incur debt.  EBITDAX, however, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principals or as a measure of a company's profitability or liquidity.  Because EBITDAX excludes some, but not all, non-cash charges, it may not be comparable to similarly titled items of other companies.

(7)  For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges, and fixed charges include interest expense (including interest on the TECONS), amortization of debt issuance costs and that portion of operating lease expense which is deemed to be representative of an interest factor.  Earnings were not sufficient to cover fixed changes in the years 1993, 1994 and 1997 and the first six months of 1998 by $14.1 million, $7.2 million, $19.5 million and $24.6 million, respectively.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the sale of the Outstanding Notes, the Company entered into the Registration Agreement with the Initial Purchasers, pursuant to which the Company agreed to file and to use its best efforts to cause to become effective with the Commission a registration statement with respect (subject to certain exceptions) to the exchange of the Outstanding Notes for debt securities with terms identical in all material respects to the terms of the Outstanding Notes. A copy of the Registration Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part. See "Exchange Offer; Registration Rights."

     The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Agreement. The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:
(i) the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Outstanding Notes and will not be entitled to resale registration under the Registration Agreement, although the Registration Agreement does provide for prospectus delivery procedures to assist resales of Exchange Notes, and (ii) the Exchange Notes will not provide for any increase in the interest rate thereon. In that regard, the Outstanding Notes provide that if (i) an exchange offer registration statement is not filed on or prior to September 6, 1998, (ii) the exchange offer registration statement or, if applicable, the resale shelf registration statement (each, a "Registration Statement") is not declared effective on or prior to November 5, 1998, (iii) the Exchange Offer is not consummated on or prior to December 5, 1998, or (iv) a Registration Statement is filed and declared effective on or prior to November 5, 1998 and such Registration Statement ceases to be effective or usable (at any time the Company is obligated to maintain the effectiveness thereof), Special Interest (as defined) will accrue and be payable semi-annually until such time as an exchange offer registration statement is filed or becomes effective, as the case may be. See "Description of the Notes--Registration Rights" and "Exchange Offer; Registration Rights."

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Outstanding Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Outstanding Notes are held of record by The Depository Trust Company who desires to deliver such Outstanding Notes by book-entry transfer at The Depository Trust Company. Only a holder may tender Outstanding Notes in the Exchange Offer.

TERMS OF THE EXCHANGE

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $100,000,000 aggregate principal amount of Exchange Notes for a like aggregate principal amount of Outstanding Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $100,000,000 of Exchange Notes in exchange for a like principal amount of Outstanding Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Outstanding Notes in whole or in part in a principal amount of $1,000 and integral multiples thereof.

     The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered. As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Outstanding Notes are outstanding.

     Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Outstanding Notes that are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Agreement, except under limited circumstances. See "Risk Factors-- Consequences of a Failure to Exchange Outstanding Notes."

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, or upon the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

     Holders who tender Outstanding Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time, on September 24, 1998, unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

     The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Outstanding Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange) if any of the events or conditions referred to under "--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Outstanding Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Outstanding Notes to withdraw their tendered Outstanding Notes as described under "--Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders if the Exchange Offer would otherwise expire during such five to ten business day period.

     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Notes for Outstanding Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

     In all cases, delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) (x) Outstanding Notes and the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or (y) a book-entry confirmation of a book-entry transfer of Outstanding Notes into the Exchange Agent's account at the DTC and an Agent's Message, and (ii) any other documents required by the Letter of Transmittal.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Outstanding Notes into the Exchange Agent's account at DTC.

     Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Outstanding Notes validly tendered and not withdrawn as, if and when the Company gives written notice to the Exchange Agent of the Company's acceptance of such Outstanding Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Outstanding Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Outstanding Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Outstanding Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Outstanding Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Outstanding Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Outstanding Notes and such Outstanding Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

     Pursuant to the Letter of Transmittal, a holder of Outstanding Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Outstanding Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Outstanding Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

  Valid Tender

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the certificates for such Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a book-entry confirmation, if such procedure is available, pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent along with an Agent's Message prior to the Expiration Date or
(iii) the Holder must comply with the guaranteed delivery procedures described below. The tender by a holder of Outstanding Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Outstanding Notes which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     If less than all of the Outstanding Notes are tendered, a tendering holder should fill in the amount of Outstanding Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY.

  Book Entry Transfer

     The Exchange Agent will establish an account with respect to the Outstanding Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message must be transmitted to and received by the Exchange Agent at the Exchange

Agent's address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. THE LETTER OF TRANSMITTAL OR AN AGENT'S MESSAGE MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME ON SEPTEMBER 24, 1998.

  Signature Guarantees

     If the Letter of Transmittal is signed by the record holder(s) of the Outstanding Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Outstanding Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Outstanding Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited in the participant's account at DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Outstanding Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Outstanding Notes.

  Guaranteed Delivery

     If a holder desires to tender Outstanding Notes pursuant to the Exchange Offer and the certificates for such Outstanding Notes are not immediately available or time will not permit the Letter of Transmittal to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry transfer and delivery of an Agent's Message cannot be completed on a timely basis, such Outstanding Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

          (i) such tenders are made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

          (iii) the certificates (or a book-entry confirmation and Agent's Message) representing all tendered Outstanding Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

     Notwithstanding any other provision hereof, the delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Outstanding Notes and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or of a book-entry confirmation with respect to such Outstanding Notes and an Agent's Message. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Outstanding Notes, book-entry confirmations with respect to Outstanding Notes and other required documents are received by the Exchange Agent.

     The Company's acceptance for exchange of Outstanding Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

  Determination of Validity

     All questions as to the form of documents, validity, eligibility (including time of receipt), acceptance for exchange of any tendered Outstanding Notes and withdrawal of any tendered Outstanding Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any condition or irregularity in any tender of Outstanding Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Outstanding Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

  Beneficial Owners

     Any beneficial holder whose Outstanding Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder.
If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be able to be complete prior to the Expiration Date.

     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

RESALES OF EXCHANGE NOTES

     The Company is making the Exchange Offer in reliance on a position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, SEC No-Action Letter (available June 5,
1991). However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a determination with respect to the Exchange Offer similar to that made in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a "Restricted Holder," being (i) a broker-dealer who acquires Outstanding Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Accordingly, any holder of Outstanding Notes who is a Restricted Holder, who did not acquire the Exchange Notes in the ordinary course of such holder's business or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Outstanding Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Outstanding Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Outstanding Notes for Exchange Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. In the event that applicable interpretations by the staff of the Division of Corporation Finance change or otherwise do not permit resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery requirements of the Securities Act or without an exemption from registration thereunder may incur liability thereunder.

     Each holder of Outstanding Notes who wishes to exchange Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Outstanding Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, (iii) it is not participating in, and it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Outstanding Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters issued to third parties, including Shearman & Sterling SEC No-Action Letter (available July 2, 1993), the Company believes that broker-dealers who acquired Outstanding Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Outstanding Notes (other than Outstanding Notes that represent an unsold allotment from the original sale of the Outstanding Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending ninety days after the consummation of the Exchange Offer or, if earlier, when all such Exchange Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     In that regard, each Participating Broker-Dealer who surrenders Outstanding Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the ninety day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date.

     In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person who tendered the Outstanding Notes to be withdrawn, (ii) identify the Outstanding Notes to be withdrawn (including the certificate number or numbers and the aggregate principal amount), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the Indenture register the transfer of such Outstanding Notes into the name of the person withdrawing the tender and (iv) if certificates for such Outstanding Notes have been tendered, the name of the registered holder of the Outstanding Notes as set forth on the Outstanding Notes, if different from that of the person who tendered such Outstanding Notes. If Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Outstanding Notes, the tendering holder must submit the serial numbers shown on the particular Outstanding Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Outstanding Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Outstanding Notes may not be rescinded. Outstanding Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Outstanding Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Outstanding Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES

     Each Exchange Note will bear interest at the rate of 8 7/8% per annum from the most recent date to which interest has been paid or duly provided for on the Outstanding Note surrendered in exchange for such Exchange Note or, if no interest has been paid or duly provided for on such Outstanding Note, from June 8, 1998 (the date of original issuance of such Outstanding Notes). Interest on the Exchange Notes will be payable semiannually in arrears on June 1 and December 15, commencing on the first such date following the original issuance date of the Exchange Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Holders of Outstanding Notes whose Outstanding Notes are accepted for exchange will not receive accrued interest on such Outstanding Notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such Outstanding Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Outstanding Notes, and will be deemed to have waived the right to receive any interest on such Outstanding Notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after June 8, 1998.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Outstanding Notes for any Exchange Notes, and, as described below, may terminate the Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange), or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exist or have not been satisfied:

          (a) the Exchange Offer, or the making of any exchange pursuant to the Exchange Offer, violates applicable law or any applicable interpretation of the staff of the Commission; or

          (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer; or

          (c) any law, statute, rule or regulation shall have been adopted or enacted prohibiting or limiting the Exchange Offer; or

          (d) a banking moratorium shall have been declared by United States federal, New York or Texas state authorities; or

          (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority; or

          (f) such other conditions reasonably acceptable to the Initial Purchasers which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer.

     If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law and the provisions of the Registration Agreement, terminate the Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letter of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

  by Registered or Certified mail:        by hand or overnight delivery:

  State Street Bank and Trust Company     State Street Bank and Trust Company
  Corporate Trust Department              Two International Place
  Post Office Box 778                     Corporate Trust Window, Fourth Floor
  Boston, Massachusetts  02102            Boston, Massachusetts  02110
  Attention:  Kellie Mullen               Attention:  Kellie Mullen

Telephone:  (617) 664-5587
Facsimile:  (617) 664-5290  (for Eligible Institutions only)

     Delivery to other than the above address or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Outstanding Notes, and in handling or tendering for their customers.

     Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes and/or substitute Outstanding Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if tendered Outstanding Notes are registered in the name of any person other than the person signing this letter, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder and the Exchange Agent will retain possession of an amount of Exchange Notes with a face amount equal to the amount of such transfer taxes due by such tendering holder pending receipt by the Exchange Agent of the amount of such taxes.

     The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes are to be issued under the Indenture, dated as of June 8, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The Exchange Notes will be issued under the same Indenture as the Outstanding Notes and the Outstanding Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except that the Outstanding Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Agreement (which rights terminate upon the consummation of the Exchange Offer, except under limited circumstances). If the Exchange Offer is consummated, any Outstanding Notes that remain outstanding after consummation of the Exchange Offer and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal of Notes (as defined herein) have taken certain actions or exercised certain rights under the Indenture.

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The Company will provide a copy of the Indenture upon request to the Company at the address set forth under "Available Information." Whenever particular provisions and definitions of the Indenture are referred to, such provisions and definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by such reference. For purposes of this section of this Prospectus, references to the "Company" mean Nuevo Energy Company, excluding its subsidiaries. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

     The Exchange Notes will be limited to $100,000,000 aggregate principal amount. The Outstanding and Exchange Notes are referred to herein as the "Notes." Under the circumstances described below, the obligations of the Company under the Notes will be in the future unconditionally guaranteed on an unsecured senior subordinated basis by Restricted Subsidiaries of the Company. See "--Subsidiary Guarantees of Notes."

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be general unsecured senior subordinated obligations of the Company, limited in aggregate principal amount to $100,000,000 and will mature on June 1, 2008. Interest on the Notes will accrue at the rate of 8 7/8% per annum and will be payable semiannually in arrears on June 1 and December 1 to the Persons in whose names the Notes are registered in the Note Register at the close of business on May 15 or November 15 next preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purpose within the City and State of New York. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at their respective addresses as set forth on the Note Register.
No service charge will be made for any transfer or exchange of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

     The interest on the Outstanding Notes is subject to increase in certain circumstances (such additional interest being referred to as "Special Interest") if the Company does not file a registration statement relating to the Exchange Offer on a timely basis, if such registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "--Registration Rights." All references herein to interest include Special Interest, if applicable.

SUBORDINATION

     The payment of the principal of, and premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of Senior Indebtedness, which will include borrowings under the Credit Facility, whether outstanding on the date of the Indenture or thereafter incurred. In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its creditors, as such, or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not including insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company (provided that this provision will not require the repayment of all Senior Indebtedness in full in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer, lease or other disposition of all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis upon the terms and conditions described under "--Merger, Consolidation or Sale of Assets" below as a prerequisite to any payments being made to Holders of Notes), the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due on or in respect of all Senior Indebtedness, or provision must be made for such payment, before the Holders of Notes will be entitled to receive any direct or indirect payment or distribution of any kind or character (other than any payment or distribution in the form of Permitted Junior Securities) on account of principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of the Notes (including pursuant to an optional redemption, a Change of Control Offer or a Net Proceeds Offer). In the event that, notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of principal of (or premium, if any, on) or interest on the Notes before all Senior Indebtedness is paid or provided for in full, then the Trustee or the Holders of Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

  The Company also may not make any payment or distribution of any properties or assets of the Company of any kind or character (other than Permitted Junior Securities) on account of principal of (or premium, if any, on) or Interest on the Notes or on account of the purchase or redemption or other acquisition of Notes upon the occurrence of a Payment Event of Default and receipt by the Trustee of written notice thereof until such Payment Event of Default shall have been cured or waived or shall have ceased to exist or such Senior Indebtedness shall have been paid in full or otherwise discharged, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

  The Company also may not make any payment or distribution of any properties or assets of the Company of any kind or character (other than Permitted Junior Securities) on account of any principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes for the period specified below ("Payment Blockage Period") upon the occurrence of a Non-payment Event of Default and receipt by the Trustee and the Company of written notice thereof from one or more of the holders of Specified Senior Indebtedness (or their representative). The Payment Blockage Period will commence upon the earlier of the dates of receipt by the Trustee or the Company of such notice from one of more or the holders of Specified Senior Indebtedness (or their representative) and shall end on the earliest of (i) 179 days thereafter, (ii) the date, as set forth in a written notice from the holders of the Specified Senior Indebtedness (or their representative) to the Company or the Trustee, on which such Non-payment Event of Default is cured, waived in writing or ceases to exist or such Specified Senior Indebtedness is discharged or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from one or more of such holders (or their representative) initiating such Payment Blockage Period, after which the Company will resume (unless otherwise prohibited pursuant to the immediately preceding paragraph) making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No Non-payment Event of Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee can be made the basis for a subsequent Payment Blockage Notice. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the Holder of any Note prohibited by the subordination provision of the Indenture, then such payment will be required to be paid over and delivered forthwith to the Company.

  If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision described above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the Notes to accelerate the maturity thereof. See "Certain Covenants--Events of Default and Remedies."

  As a result of such subordination provisions described above, in the event of a distribution of assets upon the liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.

  The subordination provisions described above will cease to be applicable to the Notes upon any Legal Defeasance or Covenant Defeasance of the Notes as described under "--Legal Defeasance and Covenant Defeasance."

SUBSIDIARY GUARANTEES OF NOTES

  The Company shall cause each Restricted Subsidiary, prior to, or contemporaneously with, such Restricted Subsidiary's incurrence of any obligations that guarantee or secure any Pari Passu Indebtedness or Subordinated Indebtedness of the Company, to execute and deliver a supplement to the Indenture pursuant to which such Restricted Subsidiary agrees to be bound by the terms of the Indenture and to unconditionally guarantee, jointly and severally, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of (and premium, if any, on) and interest on the Notes.

  The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or made by or on behalf of any other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor, if any, in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

  Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation or Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Company or another

Subsidiary Guarantor (whether or not Affiliated with the Subsidiary Guarantor), provided that (a) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume the Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (b) such transaction does not (i) violate any of the covenants described under the heading "--Certain Covenants" or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

     Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than the Company or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company or any other Restricted Subsidiary shall also terminate upon such sale or other disposition. In addition, all of the Subsidiary Guarantors shall be deemed released from their respective Subsidiary Guarantees and the related obligations set forth in the Indenture in the event that all obligations of the Subsidiary Guarantors under all of their guarantees of, and under all of their pledges of assets or other security interests which secure, other Indebtedness of the Company (excluding any Senior Indebtedness) shall also terminate.

     The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Subsidiary Guarantor to substantially the same extent as the Notes are subordinated to Senior Indebtedness.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to June 1, 2003. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 or more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1st of the years indicated below:



YEAR                                           PERCENTAGE
-------------------------------------------    -----------

2003.......................................     104.438%
2004.......................................     102.958%
2005.......................................     101.479%
2006 and thereafter........................     100.000%

     Notwithstanding the foregoing, prior to June 1, 2001 the Company may, at any time or from time to time, redeem up to 33 1/3% of the aggregate principal amount of the Notes originally issued at a redemption price of 108 7/8% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net proceeds of one or more Equity Offerings of the Company, provided that at least 66 2/3% of the aggregate principal amount of the Notes originally issued remains outstanding after the occurrence of such redemption and provided, further, that such redemption shall occur not later than 90 days after the date of the closing of any such Equity Offering. The redemption shall be made in accordance with procedures set forth in the Indenture.

     If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon surrender of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral part thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon (the "Change of Control Purchase Price") to the date of purchase (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a Business Day not less than 30 days nor more than 60 days after such notice is mailed. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described herein by virtue thereof.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

  The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  ASSET SALES

  (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (ii) all of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents, Liquid Securities or Exchanged Properties ("Permitted Consideration"); provided, however, that the Company and its Restricted Subsidiaries shall be permitted to receive any property or assets other than Permitted Consideration, so long as the aggregate fair market value (determined on the date of each Asset Sale) of all such property or assets other than Permitted Consideration received from Asset Sales and held by the Company or any Restricted Subsidiary at any one time shall not exceed 10.0% of Adjusted Consolidated Net Tangible Assets and (iii) the Company delivers to the Trustee an Officers' Certificate (which Officers' Certificate shall be conclusive) certifying that such Asset Sale complies with clauses (i) and (ii). The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness or Pari Passu Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, shall be deemed to be cash or Cash Equivalents for purposes of clause (ii) and shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph.

  (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary may either, no later than 365 days after such Asset Sale, (i) apply all or any of the Net Cash Proceeds therefrom to (A) repay Indebtedness under the Credit Facility or (B) repay or purchase other Indebtedness (other than Subordinated Indebtedness or Pari Passu Indebtedness) of the Company or any Restricted Subsidiary, provided, in the case of clause
(B), that the related loan commitment (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid or purchased, or (ii) invest all or any part of the Net Cash Proceeds thereof in properties and assets that will be used in the Oil and Gas Business of the Company or its Restricted Subsidiaries, as the case may be. The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."

  (c) When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Company shall make an offer to purchase, from all Holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Excess Proceeds as follows:

  (i) (A) The Company shall make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Notes tendered), and (B) to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

  (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Restricted Payments" covenant.

  (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the right of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Net Proceeds Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

CERTAIN COVENANTS

  Ownership of Capital Stock

  The Indenture will provide that the Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (b) will not permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Capital

Stock of any Restricted Subsidiary, except, in each case, for (i) directors' qualifying shares, (ii) Capital Stock of a Restricted Subsidiary organized in a foreign jurisdiction required to be issued to, or owned by, the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such restricted Subsidiary to transact business in such foreign jurisdiction, (iii) a sale of all or substantially all of the Capital Stock of a Restricted Subsidiary effected in accordance with the "Asset Sales" covenant, (iv) Qualifying TECONS and (v) the Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary; provided, however, that any Capital Stock retained by the Company or a Restricted Subsidiary shall be treated as an Investment for purposes of the "Restricted Payments" covenant, if the amount of such Capital Stock represents less than a majority of the Voting Stock of such Restricted Subsidiary.

  RESTRICTED PAYMENTS

  (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

  (i) declare or pay any dividend or make any distribution on account of the Company's Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

  (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such Capital Stock;

  (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, except that this clause (iii) shall not include any such payment with respect to any such Subordinated Indebtedness (A) to the extent of Excess Proceeds remaining after compliance with the provisions of the Indenture described under "Asset Sales" and (B) to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued;

  (iv) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary (other than to the Company or any of its Wholly Owned Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company); or

  (v) make any Investment (other than any Permitted Investment);

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the covenant described under "--Incurrence of Indebtedness," and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

  (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on April 1, 1998 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

  (B) the aggregate net cash proceeds or the fair market value of any property or assets other than cash, received after the date of the Indenture by the Company as capital contributions to the Company (other than from any Restricted Subsidiary), plus

  (C) the aggregate net cash proceeds or the fair market value of any property or assets other than cash, received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any option, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, plus

  (D) the aggregate net cash proceeds received after the date of the Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

  (E) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

  (F) the aggregate net cash proceeds received after the date of the Indenture by the Company or its Restricted Subsidiaries, computed on a consolidated basis, constituting a return of capital on an Investment (other than a Permitted Investment) made by the Company or any Restricted Subsidiary after the date of the Indenture, plus

  (G)  $25 million.

  (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as at the time thereof, no Default or Event of Default shall have occurred and be continuing (except in the case of clause (i) below) and (in the case of clause (vi) below) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the covenant described under "--Incurrence of Indebtedness":

  (i) the payment of any dividend on any other Capital Stock of the Company or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);

  (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

  (iii) the repurchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

  (iv) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Subordinated Indebtedness so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the Notes at least to the same extent as such Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (C) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes;

  (v) the repurchase, redemption or other acquisition or retirement for value of any Qualified Capital Stock of the Company or any of its Subsidiaries held by any current or former officers, directors or employees of the Company or any of its Subsidiaries pursuant to the terms of agreements (including employment agreements) or plans approved by the Company's Board of Directors, including any such repurchase, redemption, acquisition or retirement of shares of such Qualified Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying federal income tax obligations; provided, however, that the aggregate amount of such repurchases, redemptions, acquisitions and retirements shall not exceed the sum of (a) $1.0 million in any twelve-month period and (b) the aggregate net proceeds, if any, received by the Company during such twelve-month period from any issuance of such Qualified Capital Stock pursuant to such agreements or plans; and

  (vi) the repurchase or other acquisition of any Qualified Capital Stock of the Company in an amount not to exceed the lesser of (A) $40,000,000 and (B) 50% of the net after-tax gain from Specified Property Sales.

The actions described in clause (i) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph
(b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend or distribution paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)), and the actions described in clauses (ii), (iii), (iv), (v) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a). Further, the Company or any Restricted Subsidiary may make a Restricted Payment, if at the time the Company or any Restricted Subsidiary first incurred a commitment for such Restricted Payment such Restricted Payment could have been made; provided that all commitments incurred and outstanding shall be treated as if such commitments were Restricted Payments expended by the Company or a Restricted Subsidiary at the time the commitments were incurred, except that commitments incurred and outstanding which are treated as a Restricted Payment expended by the

Company or a Restricted Subsidiary and which are terminated shall no longer be treated as a Restricted Payment expended by the Company or a Restricted Subsidiary upon the termination of such commitment for such purposes; and provided further, that at the time such Restricted Payment is made no Default or Event of Default shall have occurred and be continuing and the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the "Incurrence of Indebtedness" covenant.

  INCURRENCE OF INDEBTEDNESS

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness (including any Acquired Indebtedness but excluding Permitted Indebtedness), unless at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, would have been at least equal to 2.5 to 1.0.

  LIENS

  The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, upon any of their respective assets or properties, whether now owned or acquired after the date of the Indenture, or any income or profits therefrom to secure any Pari Passu Indebtedness or Subordinated Indebtedness, unless prior to or contemporaneously therewith the Notes are directly secured equally and ratably, provided that (1) if such secured Indebtedness is Pari Passu Indebtedness, the Lien securing such Pari Passu Indebtedness shall be subordinate and junior to, or pari passu with, the Lien securing the Notes and (2) if such secured Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the properties or assets that were subject to such Lien prior to the related acquisition by the Company or such Restricted Subsidiary and was not created, incurred or assumed in contemplation of such transaction.

  DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

  The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make an Investment in the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except in each instance for such encumbrances or restrictions pursuant to (i) the Indenture, the Credit Facility or any other agreement in effect on the date of the Indenture, (ii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired, (iii) customary restrictions in leases and licenses relating to the property covered thereby and entered into in the ordinary course of business or (iv) any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (i) through
(iii), provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced, and except with respect to clause (d) only, (i) restrictions in the form of Liens which are not prohibited as described in the "Liens" covenant and which contain customary limitations on the transfer of collateral and (ii) with respect to clause (d) only, customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

  LIMITATION ON LAYERING DEBT

  The Indenture will provide that the Company will not incur, or permit to remain outstanding, any Indebtedness (including Acquired Indebtedness and Permitted Indebtedness) other than the Notes, that is subordinated in right of payment to any Senior Indebtedness, unless such Indebtedness is also pari passu with, or subordinated in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Indenture will provide that the Company will not, in any single transaction or series of related transactions, consolidate or merge with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto (i) either (A) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions; (iv) except in the case of the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the covenant described under "--Incurrence of Indebtedness"; (v) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Liens" covenant; (vi) if the Company is not the continuing obligor under the Indenture, then any Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Surviving Entity's obligations under the Indenture and the Notes; and (vii) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee,
(a) an Officers' Certificate stating that such consolidation, merger, conveyance, transfer, lease or other disposition and the supplemental indenture, if any, in respect thereto comply with the requirements under the Indenture and
(b) an Opinion of Counsel stating that the requirements of clause (i) of this paragraph have been satisfied.

  Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Surviving Entity had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the Notes and may be dissolved and liquidated.

  TRANSACTIONS WITH AFFILIATES

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless (i) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party,
(ii) with respect to a transaction or series of related transactions involving payments in excess of $1.0 million in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction complies with clause (i) above, (iii) with respect to a transaction or series of transactions involving payments in excess of $5.0 million but less than $25 million in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (A) such transaction or series of related transactions complies with clause (i) above and (B) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company and (iv) with respect to a transaction or series of transactions involving payments of $25 million or more in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (A) such transaction or series of related transactions complies with clause (i) above; (B) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company and (C) the Company shall have received the written opinion of a nationally recognized investment banking firm or appraisal firm in the United States that such transaction or series of transactions is fair, from a financial point of view, to the Company or such Restricted Subsidiary; provided, however, that the foregoing restriction shall not apply to (s) the provision of services and payments under any of the existing agreements with Torch or its subsidiaries described under "Management--Relationship with Torch" so long as each of the agreements (including any modifications, renewals, replacements or substitutions thereof or amendments thereto entered into on or after the date of the Indenture) has been approved by a majority of the independent directors of the Board of Directors of the Company, (t) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $3,000,000 outstanding at any one time, (u) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate,
(v) the Company's employee compensation and other benefit arrangements, (w) indemnities of officers and directors of the Company or any Subsidiary consistent with such Person's bylaws and applicable statutory provisions or (x) Restricted Payments permitted by the Indenture.

  REPORTS

  The Indenture will require that the Company file on a timely basis with the Securities and Exchange Commission ("Commission"), to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of such reports and documents within 30 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes, securities analyst or prospective investor promptly upon written request.

  EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an "Event of Default":

  (i) default for 30 days in the payment when due of interest on the Notes; or

  (ii) default in the payment when due of the principal of or premium, if any, on the Notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

  (iii) default in the performance or breach of the provisions described under the "Merger, Consolidation or Sale of Assets" covenant, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Asset Sales" covenant; or

  (iv) failure by the Company or any Subsidiary Guarantor to comply with any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 60 days after written notice of such failure stating that it is a "notice of default" under the Indenture and requiring the Company or such Subsidiary Guarantor, as the case may be, to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

  (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of or premium, if any, on or interest on any Indebtedness of the Company (other than the Notes) or any Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed, provided, that the aggregate principal amount of such Indebtedness shall exceed $10,000,000 (or, in the case of Non-Recourse Purchase Money Indebtedness, $40,000,000), and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

  (vi) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release or termination or any such Subsidiary Guarantee in accordance with the Indenture); or

  (vii) final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either (A) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (B) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

  (viii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging the Company or any Material Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Material Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Material Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

  (ix) the commencement by the Company or any Material Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankruptcy or insolvent, or the consent by the Company or any Material Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Material Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Material Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any Material Subsidiary in furtherance of any such action.

  If any Event of Default (other than as specified in clause (viii) or (ix) above) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on all of the Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (viii) or (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the Notes shall automatically become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of Notes.

  After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company, the Subsidiary Guarantors, if any, and the Trustee, may rescind such declaration if (a) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes (without duplication of any amount paid or deposited pursuant to clause (ii) or (iii));
(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of (and premium, if any, on) or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  No Holder of any of the Notes will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of (or premium, if any, on) or interest on such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder of Notes notice of the Default within 60 days after the occurrence thereof. Except in the case of a Default in payment of principal of (or premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the Holders of Notes if the Trustee determines in good faith that withholding the notice is in the interest of such Holders.

  The Company is required to deliver to the Trustee annual and quarterly statements regarding compliance with the Indenture, and the Company will also be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

  LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Subsidiary Guarantors, if any, discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have been discharged from all their other obligations with respect to such Notes and the Subsidiary Guarantees, except for (i) the rights of Holders of outstanding Notes to receive payment in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to replace any temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture, some of which are described under "-- Certain Covenants" above, and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("Covenant Defeasance"). In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, insolvency and reorganization events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance had not occurred (in the case of Legal Defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) and (ix) under the first paragraph under "--Events of Default and Remedies" are concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under the Indenture to either Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

  SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums then due and payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

  AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of (or the premium, if any, on) or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), (viii) reduce the relative ranking of any Notes or any Subsidiary Guarantees or (ix) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors, if any, and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to add or release any Subsidiary Guarantor pursuant to the terms of the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the interests of any such Holder in any material respect, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  CONCERNING THE TRUSTEE

  State Street Bank and Trust Company will serve as trustee under the Indenture. State Street Bank and Trust Company also acts as trustee under the indenture for the Existing Notes and maintains normal banking relationships with the Company and its Subsidiaries and may perform certain services for and transact other business with the Company or its Subsidiaries from time to time in the ordinary course of business.

  The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) will contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture will permit the Trustee to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

  GOVERNING LAW

  The Indenture, the Notes and any Subsidiary Guarantees will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

  BOOK-ENTRY, DELIVERY AND FORM

  The Notes will be issued in the form of a fully registered Global Certificate. The Global Certificates will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee.

  Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

  The Depositary has advised the Company as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or Indirect Participants.

  The Depositary has also advised that pursuant to procedures established by it
(i) upon the issuance by the Company, of the Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with the principal amount of the Notes purchased by the Initial Purchasers, and (ii) ownership of beneficial interests in any Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the Indirect Participants. Any person acquiring an interest in a Global Certificate through an offshore transaction in reliance on Regulation S may hold such interest through the Euroclear System or Cedel, S.A. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in a Global Certificate is limited to such extent.

  So long as the Depositary or its nominee is the registered owner of a Global Certificate, the Depositary or such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Certificate will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Neither the Company, the Trustee, the paying agent nor the Notes registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Principal and interest payments on a Global Certificate registered in the name of the Depositary or its nominee will be made by the Company, either directly or through a paying agent, to the Depositary or its nominee as the registered owner of such Global Certificate. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in a Global Certificate. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in a Global Certificate as shown on the records of the Depositary. Payments by Participants and Indirect Participants to owners of beneficial interests in a Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or Indirect Participants.

  As long as the Notes are represented by a Global Certificate, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "-- Repurchase at the Option of Holders--Change of Control" and "--Asset Sales." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Certificate held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Certificate must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

  CERTIFICATED NOTES

  The Company will issue Notes in definitive form in exchange for a Global Certificate if, and only if, either (1) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or (2) an Event of Default has occurred and is continuing and the Notes registrar has received a request from the Depositary to issue Notes in definitive form in lieu of all or a portion of such Global Certificate. In either instance, an owner of a beneficial interest in a Global Certificate will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form.

Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

  REGISTRATION RIGHTS

  Holders of Exchange Notes are not entitled to any registration rights with respect to the Exchange Notes. Holders of Outstanding Notes are entitled to certain registration rights pursuant to the Registration Agreement. The Company has agreed with the Initial Purchasers pursuant to the terms of the Registration Agreement, for the benefit of the Holders of the Outstanding Notes, that the Company will use its reasonable best efforts, to file and cause to become effective a registration statement (the "Exchange Offer Registration Statement") with respect to a registered offer to exchange the Outstanding Notes for an issue of notes of the Company with terms identical to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights or the additional interest provisions described below). Upon such registration statement being declared effective, the Company shall offer the Exchange Notes in return for surrender of the Outstanding Notes. The Exchange Offer shall remain open for not less than 30 days after the date notice of the Exchange Offer is mailed to Holders of the Outstanding Notes. For each Outstanding Note surrendered to the Company under the Exchange Offer, the Holder will receive an Exchange Note of the same series and of equal principal amount. The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or one of the other events specified under "Exchange Offer; Registration Rights" occurs the Company shall use its best efforts to cause to become effective a shelf registration statement with respect to resales of the Notes (a "Shelf Registration Statement"). The Company agrees to use its best efforts to keep the Shelf Registration Statement continuously effective until June 8, 2000 or such shorter period that will terminate when all of the Outstanding Notes and Exchange Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

  The Outstanding Notes provide that if (i) an Exchange Offer Registration Statement is not filed with the Commission on or prior to September 6, 1998,
(ii) the Exchange Offer Registration Statement or, if applicable, a Shelf Registration Statement (each a "Registration Statement") is not declared effective on or prior to November 5, 1998, (iii) the Exchange Offer is not consummated on or prior to December 5, 1998, or (iv) a Registration Statement is filed and declared effective on or prior to November 5, 1998, but shall thereafter cease to be effective or usable (at any time that the Company is obligated to maintain the effectiveness thereof) in connection with resales of Outstanding Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses
(i) through (iv), a "Registration Default"), Special Interest will accrue on the Outstanding Notes (in addition to the stated interest on the Outstanding Notes) from and including the date on which the first such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.5% per annum during the 90-day period immediately following the occurrence of the first such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum. All accrued Special Interest shall be paid to holders in the same manner as interest payments on the Outstanding Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of Special Interest will cease. The Exchange Notes are not entitled to any such Special Interest.

     This summary of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available from the Company upon request.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an acquisition of properties or assets from such Person or (b) outstanding at the time such Person becomes a Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of properties or assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development, exploitation, production or other activities, in each case calculated in accordance with SEC guidelines (but before any state or federal incomes taxes and utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development, exploitation, production or other activities, in each case calculated in accordance with SEC guidelines (but before any state or federal income taxes and utilizing the prices utilized in such year-end reserve report); provided, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, except that in the event there is a Material Change as a result of such acquisitions, dispositions, or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (A) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests (other than a minority interest in a Finance Person), (ii) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (but before any state or federal income taxes and utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, but before any state or federal incomes taxes, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

     "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i). For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by way of merger or consolidation) (collectively, for purposes or this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary (other than directors' qualifying shares and shares owned by foreign shareholders to the extent required by applicable local laws in the foreign countries), (b) all or substantially all of the properties and assets of the Company or any of its Restricted Subsidiaries or (c) any other properties or assets of the Company or any of its Restricted Subsidiaries other than (i) a disposition of hydrocarbons or other mineral products, inventory, accounts receivable, cash, Cash Equivalents or other property in the ordinary course of business, (ii) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas property in the ordinary course of business, (iii) the liquidation of property or assets received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary or (iv) the issuance and sale of Qualified Capital Stock by a Finance Person. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under "--Merger, Consolidation or Sale of Assets"; (ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Restricted Payments" covenant; or (iii) any transfer, in one or a series of related transactions, of properties or assets having a fair market value of less than $2,500,000.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (A) all such deposits are required to be made in such accounts in the ordinary course of business, (B) such deposits do not at any one time exceed $5,000,000 in the aggregate and (C) no funds so deposited remain on deposit in such bank for more than 30 days; (vii) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a lending bank under any of the Company's or any Restricted Subsidiary's credit facilities, provided all such deposits do not exceed $5,000,000 in the aggregate at any one time; and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (v).

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and (B) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person; (c) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (e) the liquidation or dissolution of the Company; or (f), so long as any Existing Notes are outstanding, any other event constituting a Change of Control pursuant to the indenture for the Existing Notes.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Exploration Expenses" means, for any period, exploration expenses of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, the portion of Consolidated Exploration Expenses deducted in computing Consolidated Net Income, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (b) the sum of such Consolidated Interest Expense for such period; provided, however, that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on the assumption that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under "--Certain Covenants--Incurrence of Indebtedness" through and including the date of determination) and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under "--Certain Covenants--Incurrence of Indebtedness" and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under "--Certain Covenants--Incurrence of Indebtedness" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (a) of this definition the Company has retired any Indebtedness out of the net cash proceeds of the issue and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes (including any state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication,
(i) the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (A) any amortization of debt discount,
(B) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (C) the interest portion of any deferred payment obligation constituting Indebtedness, (D) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (E) all accrued interest, in each case to the extent attributable to such period, (b) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (c) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (d) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Redeemable Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock is owned by Persons other than the Company or its Restricted Subsidiaries, and to the extent such dividends are not paid in Common Stock, less (ii) to the extent included in (i) above, amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions or interest on indebtedness actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (f) dividends paid on Qualifying TECONS and (g) Consolidated Exploration Expenses and any writedowns or impairments of non-current assets (less an amount equal to the amortization on a quarterly basis of the cumulative Consolidated Exploration Expenses and writedowns or impairments of the non-current assets, calculated as two and one-half percent of the cumulative net balance of such costs).

     "Consolidated Net Worth", means, at any date, the consolidated stockholders' equity of the Company and its Restricted Subsidiaries less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

     "Credit Facility" means that certain Amended and Restated Credit Agreement among the Company, certain Subsidiaries of the Company, NationsBank of Texas, N.A., as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and certain lenders named therein, as the same may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Equity Offering" means a bona fide underwritten sale to the public of Common Stock of the Company pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company) that is declared effective by the Commission following the Issue Date.

     "Event of Default" has the meaning set forth above under the caption "Events of Default and Remedies."

     "Exchanged Properties" means properties or assets used or useful in the Oil and Gas Business received by the Company or a Restricted Subsidiary in exchange for other properties or assets owned by it, whether directly or indirectly through the acquisition of the Capital Stock of a Person holding such properties or assets so that such Person becomes a Wholly Owned Restricted Subsidiary of the Company, in trade or as a portion of the total consideration for such other properties or assets.

     "Finance Person" means a Subsidiary of the Company, the Common Stock of which is owned by the Company, that does not engage in any activity other than
(i) the holding of Subordinated Indebtedness with respect to which payments of interest on such Subordinated Indebtedness can, at the election of the issuer thereof, be deferred for one or more payment periods, (ii) the issuance of Qualifying TECONS and Common Stock and/or debt securities and (iii) any activity necessary, incidental or related to the foregoing.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are effective on the date of the Indenture.

     The term "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments or documents for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit; provided, however, that a guarantee by any Person shall not include a contractual commitment by one Person to invest in another Person provided that such Investment is otherwise permitted by the Indenture. When used as a verb, "guarantee" shall have a corresponding meaning.

     "Guarantor Senior Indebtedness" means the principal of (and premium, if any, on) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law) and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any Indebtedness of a Subsidiary Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinated in right of payment to its Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include (i) Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee, (ii) Indebtedness of such Subsidiary Guarantor that is expressly pari passu with its Subsidiary Guarantee or is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee, (iii) Indebtedness of such Subsidiary Guarantor to the extent incurred in violation of the "Incurrence of Indebtedness" covenant of the Indenture, (iv) Indebtedness of such Subsidiary Guarantor to the Company or any of the Company's other Subsidiaries or to any Affiliate of the Company or any Subsidiary of such Affiliate and (v) any Indebtedness which when incurred and without regard to any election under
Section 1111(b) of the Federal Bankruptcy Code is without recourse to such Subsidiary Guarantor.

     "Holder" means a Person in whose name a Note is registered in the Note Register.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business), and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock outstanding on the date of the Indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment), (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends and (h) all obligations of such Person under or in respect of currency exchange contracts, oil or natural gas price hedging arrangements and Interest Rate Protection Obligations; provided, however, that indebtedness shall not include Qualifying TECONS and Indebtedness (including guarantees thereof) relating to Qualifying TECONS and held by a Finance Person. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (f) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit under a joint operating agreement or otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business, (b) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any other Indebtedness incurred in compliance with the "Incurrence of Indebtedness" covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate, (c) bonds, notes, debentures or other securities received in compliance with the "Asset Sales" covenant, and (d) endorsements of negotiable instruments and documents for collection in the ordinary course of business.

     "Issue Date" means the date on which the Exchange Notes were first issued under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Liquid Securities" means securities (i) of an issuer that is not an Affiliate of the Company, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange, the Australian Stock Exchange, the London Stock Exchange or the Nasdaq National Market; provided that securities meeting the requirements of clauses (i) and
(ii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (x) the date on which such securities (or securities exchangeable for, or convertible into, such securities) are sold or exchanged for cash or Cash Equivalents and (y) 180 days following the date of receipt of such securities. If such securities (or securities exchangeable for, or convertible into, such securities) are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under "Asset Sales," such securities shall be deemed not to have been Liquid Securities 181 days following the date of receipt of such securities.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a) (i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the covenant described under the caption "--Asset Sales."

     "Material Subsidiary" means, at any particular time, any Restricted Subsidiary that, together with its Subsidiaries, (a) accounted for more than 5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recently completed fiscal year of the Company, or (b) was the owner of more than 5% of the consolidated assets of the Company and its Restricted Subsidiaries at the end of such fiscal year, all as shown in the case of (a) and
(b) on the consolidated financial statements of the Company and its Restricted Subsidiaries for such fiscal year.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

     "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, less (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

     "Non-payment Event of Default" means any event (other than a Payment Event of Default), the occurrence of which (with or without notice or the passage of time) entitles one or more Persons to accelerate the maturity of any Specified Senior Indebtedness.

     "Non-Recourse Purchase Money Indebtedness" means (i) Indebtedness (other than Capital Lease Obligations) of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) and (ii) any renewals and refinancings of such Indebtedness; provided that the holders of such Indebtedness described in clauses (i) and (ii) agree that they will look solely to the fixed assets so acquired which secure such Indebtedness (subject to customary exceptions such as indemnifications for environmental, title, fraud and other matters), and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets).

     "Note Register" means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and of transfer of the Notes.

     "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties,
(iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (iv) any power generation and electrical transmission business in a jurisdiction outside of North America where fuel required by such business is supplied, directly or indirectly, from production reserves substantially from blocks in which the Company or its Restricted Subsidiaries participate and (v) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iv) of this definition.

     "OPIC Facility" means that certain Finance Agreement dated December 28, 1994, among The Nuevo Congo Company, The Congo Holding Company, and the Overseas Private Investment Corporation, as such agreement may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified, extended, restated, replaced, renewed or refinanced.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes, including, without limitation, the Existing Notes.

     "Payment Event of Default" means any default in the payment or required prepayment of principal of (or premium, if any, on) or interest on any Specified Senior Indebtedness when due (whether at final maturity, upon scheduled installment, upon acceleration or otherwise).

     "Permitted Indebtedness" means any of the following:

     (i) Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $400,000,000, less any amounts of principal of such Indebtedness repaid pursuant to clause (b)(i)(A) of the covenant described under "Asset Sales," or (ii) the borrowing base thereunder, provided, (i) and (ii) shall include any guarantee of any such Indebtedness and any fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness;

     (ii) Indebtedness under the Notes and any Subsidiary Guarantees relating thereto or to any other Notes;

     (iii) Indebtedness outstanding on the date of the Indenture (and not repaid or defeased with the proceeds of the offering of the Notes) and additional Indebtedness permitted to be incurred pursuant to commitments existing under the OPIC Facility on the date of the Indenture;

     (iv) obligations of the Company or a Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that the Company or a Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

     (v) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary or a Finance Person and Indebtedness of a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary or a Finance Person; provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or such Finance Person ceasing to be a Finance Person, as the case may be, or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary or a Finance Person), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Incurrence of Indebtedness" covenant at the time the Wholly Owned Restricted Subsidiary or Finance Person in question ceased to be a Wholly Owned Restricted Subsidiary or Finance Person, as the case may be;

     (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

     (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

     (viii) any guarantee of Senior Indebtedness or Guarantor Senior Indebtedness, incurred in compliance with the Limitation on Indebtedness covenant, by a Restricted Subsidiary or the Company;

     (ix) Non-Recourse Purchase Money Indebtedness;

     (x) any renewals, substitutions, exchanges, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company or a Restricted Subsidiary of any Indebtedness incurred pursuant to the provisions of the Limitation on Indebtedness covenant or pursuant to clause
     (ii) or (iii) of this definition, including any successive refinancings by the Company or such Restricted Subsidiary, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing, and (B) in the case of any refinancing of Indebtedness of the Company that is not Senior Indebtedness, such new Indebtedness is either pari passu with the Notes or subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced; and

     (xi) any additional Indebtedness in an aggregate principal amount not to exceed $25.0 million at any one time outstanding.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Restricted Subsidiaries; (iii) Investments in any amount not to exceed $10,000,000 at any one time outstanding (iv) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Restricted Subsidiary; (v) investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, (A) ownership interests in oil and gas properties or gathering systems and (B) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries); (vi) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company's or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices; (vii) entry into any currency exchange contract in the ordinary course of business; (viii) Investments in obligations or securities received as a result of any Asset Sale; (ix) advances and loans to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business; (x) Investments pursuant to any agreement or obligation in effect on the date of the Indenture; and (xi)

Investments in obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or a Restricted Subsidiary, in each case as to debt owing to the Company or a Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary.

     "Permitted Junior Securities" means any equity securities or subordinated debt securities of the Company or any successor obligor with respect to the Senior Indebtedness provided for by a plan of reorganization or readjustment that, in the case of any such subordinated debt securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same degree as, or to a greater extent than, the Notes are so subordinated as provided in the Indenture.

     "Permitted Liens" means the following types of Liens:

     (a) Liens existing as of the Issue Date (except to the extent such Liens secure Indebtedness that is repaid or defeased with proceeds of the offering of the Notes), and any renewal, extension, refunding, exchange or refinancing of any such Lien provided that thereafter such Lien extends only to the properties that were subject to such Lien prior to the renewal, extension, refunding, exchange or refinancing thereof;

     (b) Liens securing the Notes or the Subsidiary Guarantees relating thereto;

     (c) Liens in favor of the Company; and

     (d) Liens resulting from the deposit of funds or evidence of Indebtedness in trust for the purpose of decreasing or defeasing Indebtedness of the Company or any of its Subsidiaries so long as such deposit of funds is permitted under the "Restricted Payments" covenant.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock and, with respect to the Company, Qualified Capital Stock includes, without limitation, any Qualifying TECONS.

     "Qualifying TECONS" means preferred trust securities or similar securities issued by a Finance Person after the date of the Indenture.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

     "S&P" means Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Senior Indebtedness" means the principal of (and premium, if any, on) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law) and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinated in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" will not include (A) Indebtedness evidenced by the Notes,
(B) Indebtedness of the Company that is Pari Passu Indebtedness or is expressly subordinated in right of payment to any other Indebtedness of the Company, (C) Indebtedness that is represented by Redeemable Capital Stock, (D) Indebtedness of the Company to the extent incurred in violation of the covenant described under "--Certain Covenants--Incurrence of Indebtedness," (E) Indebtedness of the Company to any Subsidiary of the Company or any other Affiliate of the Company or any subsidiary of such Affiliate and (F) Indebtedness which when incurred and without regard to any election under Section 1111 (b) of the Federal Bankruptcy Code is without recourse to the Company.

     "Specified Senior Indebtedness" means (a) all Senior Indebtedness of the Company in respect of the Credit Facility and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings, or replacements (each, for purposes of this definition, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company and (b) any other Senior Indebtedness and any refinancings thereof by the Company having a principal amount of at least $10,000,000 as of the date of determination and provided that the agreements, indentures or other instruments evidencing such Senior Indebtedness or pursuant to which such Senior Indebtedness was issued specifically designates such Senior Indebtedness as "Specified Senior Indebtedness" for purposes of the Indenture. For purposes of this definition, a refinancing of any Specified Senior Indebtedness shall be treated as a Specified Senior Indebtedness only if the Indebtedness issued in such refinancing ranks or would rank pari passu with the Specified Senior Indebtedness refinanced and only if Indebtedness issued in such refinancing is permitted by the covenant described under "--Certain Covenants--Incurrence of Indebtedness."

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions).

     "Subsidiary Guarantee" means an unconditional, unsecured, senior subordinated guarantee of the Notes by any Restricted Subsidiary pursuant to the terms of the Indenture.

     "Subsidiary Guarantor" means, unless released from their Subsidiary Guarantees as permitted by the Indenture, any Restricted Subsidiary that becomes a guarantor of the Notes in compliance with the provisions of the Indenture and executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Restricted Payments" covenant (other than Investments of the type described in clause (iv) of the definition of Permitted Investment); and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of the Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Liens" covenant); provided, however, that with respect to clause (a), the Company or Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Incurrence of Indebtedness" covenant and (iii) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Liens" covenant.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company agreed pursuant to a registration agreement (the "Registration Agreement") with the Initial Purchasers, for the benefit of the Holders, that the Company will, at its cost, use its reasonable best efforts to (i) not later than September 6, 1998, file a registration statement with the Commission with respect to a registered offer (the "Exchange Offer") to exchange the Outstanding Notes for Exchange Notes having terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than November 5, 1998. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Outstanding Notes. The Company will use its reasonable best efforts to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders. For each Outstanding Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Outstanding Note surrendered in exchange therefor or, if no interest has been paid on such Outstanding Note, from June 8, 1998. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders (other than affiliates of the Company and broker-dealers who purchased Outstanding Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act) after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission, provided that broker-dealers who acquired Outstanding Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     A holder of Outstanding Notes (other than certain specified holders) who wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) that it is not an "affiliate" of the Company, as defined in Rule 405 under the Securities Act.

     If (i) changes in law or applicable interpretations of the Commission staff do not permit the Company to effect such an Exchange Offer, (ii) for any other reason the Exchange Registration Statement is not declared effective on or prior to November 5, 1998 or the Exchange Offer is not consummated on or prior to December 5, 1998, (iii) any of the Initial Purchasers so request with respect to Outstanding Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or with respect to Exchange Notes received in an Exchange Offer that are not freely tradable, (iv) any holder (other than an Initial Purchaser) is not eligible to participate in the Exchange Offer or does not receive freely tradable Exchange Notes in the Exchange Offer other than by reason of such holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of Exchange Notes shall not result in such Exchange Notes being not "freely tradable"), (v) any applicable law or interpretations do not permit any holder to participate in the Exchange Offer, or (vi) the Company so elects, the Company will, at its cost, use its reasonable best efforts to (i) as promptly as practicable (but in no event more than 30 days after so requested pursuant to the Registration Agreement), file a Shelf Registration Statement (the "Shelf Registration Statement") covering resales of the Outstanding Notes or the Exchange Notes, as the case may be, (ii) cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) keep the Shelf Registration Statement effective until June 8, 2000 or such shorter period that will terminate when all of the Outstanding Notes and Exchange Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes or the Exchange Notes, as the case may be. A holder who sells such Outstanding Notes or Exchange Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such holder (including certain indemnification obligations).


     The Outstanding Notes provide that if (i) an Exchange Offer Registration Statement is not filed with the Commission on or prior to September 6, 1998,
(ii) the Exchange Offer Registration Statement or, if applicable, a Shelf Registration Statement (each a "Registration Statement") is not declared effective on or prior to November 5, 1998, (iii) the Exchange Offer is not consummated on or prior to December 5, 1998, or (iv) a Registration Statement is filed and declared effective on or prior to November 5, 1998, but shall thereafter cease to be effective or usable (at any time that the Company is obligated to maintain the effectiveness thereof) in connection with resales of Outstanding Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses
(i) through (iv), a "Registration Default"), Special Interest will accrue on the Outstanding Notes (in addition to the stated interest on the Outstanding Notes) from and including the date on which the first such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.5% per annum during the 90-day period immediately following the occurrence of the first such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum. All accrued Special Interest shall be paid to holders in the same manner as interest payments on the Outstanding Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of Special Interest will cease. The Exchange Notes are not entitled to any such Special Interest.

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available upon request to the Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences generally applicable to a holder that exchanges Outstanding Notes for Exchange Notes in the Exchange Offer. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. It relates only to persons who hold their Outstanding Notes, and will hold Exchange Notes exchanged therefor, as "capital assets" within the meaning of Section 1221 of the Code. It does not discuss state, local or foreign tax consequences, nor except as otherwise noted, does it discuss tax consequences to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service ("IRS") with respect to the federal income tax consequences of the Exchange Offer. There can be no assurance that the IRS will not take positions concerning tax consequences of the purchase, ownership or disposition of the Outstanding Notes or the Exchange Notes which are different from those discussed herein.

     THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PARTICIPATE IN THE EXCHANGE OFFER. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE ITS OUTSTANDING NOTES FOR EXCHANGE NOTES.

THE EXCHANGE OFFER

     Under recently-issued Treasury regulations, the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Outstanding Notes and, accordingly, such exchange should be treated as a "nonevent" for federal income tax purposes. Therefore, such exchange should have no federal income tax consequences to holders of Outstanding Notes who participate in the Exchange Offer, and each such holder would continue to be required to include interest on the Exchange Notes in its gross income in accordance with its method of accounting for federal income tax purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

     A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code.

TAXATION OF STATED INTEREST

     In general, U.S. holders of the Exchange Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

     Under the tax rules relating to original issue discount, holders of debt instruments issued at a discount that exceeds a nominal amount may be required to recognize taxable interest prior to the receipt of accrual of stated interest. The Outstanding Notes were treated by the Company as issued without taxable original issue discount. In the case of a debt instrument issued that provides for contingent payments, Treasury Regulations provide that such payments will not be taken into account in computing original issue discount if there is a remote likelihood that the payments will occur. Had the Company failed to effect the Exchange Offer on a timely basis, special interest (the "Special Interest") would have accrued on the Outstanding Notes. Because the Company determined that, when the Outstanding Notes were issued, there was only a remote possibility that events would occur which would cause the Special Interest to accrue on the Outstanding Notes, the Company determined that the Special Interest should not be taken into account in concluding that the Outstanding Notes were issued without original issue discount. The IRS could disagree with this determination. Each U.S. Holder should consult his own tax advisor with respect to the possible accrual of original issue discount on the Outstanding Notes or the Exchange Notes.

OPTIONAL REDEMPTION OR REPURCHASE

  The Outstanding Notes and the Exchange Notes are subject to (i) redemption at the option of the Company on or after June 1, 2003, at predetermined redemption prices plus any accrued and unpaid interest, and (ii) repurchase at the option of each Holder thereof upon the circumstances described under "Description of the Notes--Repurchase at the Option of Holders" at predetermined redemption prices plus any accrued and unpaid interest. See "Description of the Notes." Upon the optional redemption or repurchase of an Outstanding Note or an Exchange Note, it is expected that the amount received by a Holder in excess of the Holder's adjusted tax basis in the Outstanding Note or Exchange Note will be taxable as a capital gain, if the Outstanding Note or the Exchange Note is held as a capital asset (except to the extent that such amount received is attributable to accrued but unpaid interest or market discount, which will be treated as ordinary income).

PAYMENTS OF PRINCIPAL; DISPOSITIONS

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of an Outstanding Note or an Exchange Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest or market discount, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the Outstanding Note or the Exchange Note. A U.S. Holder's adjusted tax basis in an Outstanding Note or an Exchange Note generally will equal the cost of the Outstanding Note or the Exchange Note to such U.S. Holder (increased for accrued original issue discount, if any), less any principal payment received by such U.S. Holder.
Gain or loss realized by a U.S. Holder on the sale, redemption or other disposition of an Outstanding Note or an Exchange Note generally will be long-term capital gain or loss if, at the time of the disposition, the Outstanding Note or the Exchange Note has been held for more than one year. Beginning after December 31, 2000, special capital gain rates may apply if the Outstanding Note or Exchange Note has been held for more than five years.

BACKUP WITHHOLDING

  Under the Code, a holder of an Outstanding Note or Exchange Note may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments in respect of interest thereon or the gross proceeds from the disposition thereof. This withholding generally applies only if the holder
(i) fails to furnish his or her social security or other taxpayer identification number ("TIN") after request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report properly payments of interest and dividends and the IRS has notified the Company that he or she is subject to backup withholding or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Corporations, Non-U.S. Holders and certain other entities described in the Code and Treasury regulations are generally exempt from such withholding if their exempt status is properly established.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section discusses special rules applicable to a Non-U.S. Holder of Exchange Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder or the tax consequences to Non-U.S. Holders that are subject to United States federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. For purposes hereof, a "Non-U.S. Holder" is any person that is not a U.S. Holder.

  INTEREST

     Payments of interest on the Exchange Notes to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must provide a properly executed Form 1001 (see discussion below for changes to withholding tax provisions to be effective for payments of interest made after December 1, 1998).

     Interest that is paid to a Non-U.S. Holder on an Exchange Note will not be subject to U.S. income or withholding tax if the interest qualified as "portfolio interest." Generally, interest on the Exchange Notes that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for U.S. federal income tax purposes, (iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (x) the beneficial owner of the Note provides the Company or its paying agent, a properly executed certification on IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Exchange Note or a qualifying intermediary and furnishes the payor a copy thereof.

  SALE, EXCHANGE OR RETIREMENT OF NOTES

     Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Exchange Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements, or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens, resident aliens, and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances.

  U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Back-up withholding and information reporting generally will not apply to an Exchange Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to the Company or its agent as described above in " --Certain Federal Income Tax Consequences to Non-U.S. Holders-Interest," provided that the payor does not have actual knowledge that the holder is a U.S. person. The Company may be required to report annually on Form 1042-S to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

     If payments of principal and interest are made to the beneficial owner of an Exchange Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of Notes are made to the beneficial owner of an Exchange Note through a foreign office of a "broker" (as defined in the pertinent Treasury Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, or (iii) derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period; unless the broker has in its records documentary evidence that the holder is not a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

     The IRS released Treasury Regulations on October 14, 1997 that revise the procedures for withholding tax, and the associated backup withholding and information reporting rules described above for payments of interest and gross proceeds made after December 31, 1999. The regulations modify the requirements imposed on a Non-U.S. Holder or certain intermediaries for establishing the recipient's status as a Non-U.S. Holder eligible for exemption from withholding and backup withholding. In particular, the regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their tax advisors to determine how the regulations will affect their particular circumstances.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, if required under applicable securities laws and upon prior written request. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Agreement (including certain indemnification rights and obligations).

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Company has not entered into any arrangements or understandings with any person to distribute the Exchange Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon by Butler & Binion, L.L.P.

                                    EXPERTS

    The consolidated financial statements of Nuevo and subsidiaries as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997, consolidated financial statements contains an explanatory paragraph that states that the Company has given retroactive effect to the change in accounting for oil and gas properties from the full cost method to the successful efforts method.

                         INDEPENDENT RESERVE ENGINEERS

    Information incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K regarding the Company's estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Miller and Lents, Ltd., S.A., Holditch and Associates, Inc., Ryder Scott Company, D.O.R. Engineering Inc., T.J. Smith & Company, Inc. and Poco Oil Co., independent petroleum engineers. All of such information has been incorporated by reference herein in reliance upon the authority of such firms as experts in such matters.

==================================================    ==================================================
 No dealer, salesperson or any other person has
 been authorized to give any information or to                           $100,000,000
 make any representations not contained in this
 Prospectus in connection with the offer contained
 herein and, if given or made, such information or
 representations must not be relied upon as having
 been authorized by the Company. This Prospectus
 does not constitute an offer to sell or a
 solicitation of an to buy, the Notes offered
 hereby by anyone in any jurisdiction in which
 such offer is not authorized, or in which the                        NUEVO ENERGY COMPANY
 person making such offer is not qualified to do
 so, or to any person to whom it is unlawful to
 make such offer or solicitation.  Neither the
 delivery of this Prospectus nor any sale made
 hereunder shall, under any circumstances, create
 an implication that there has been no change in             8-7/8% SENIOR SUBORDINATED NOTES DUE 2008
 the affairs of the Company since the date hereof
 or that the information contained herein is
 correct as of any time subsequent to the date
 hereof.

                  Table of Contents
                                              Page
                                              ----
 Available Information.........................  3
 Incorporation of Certain Documents
  by Reference.................................  4
 Prospectus Summary............................  5
 Risk Factors.................................. 12
 Private Placement............................. 21                         -------
 Use of Proceeds............................... 21                        PROSPECTUS
 Selected Consolidated Financial Data.......... 22                         -------
 The Exchange Offer............................ 24
 Description of the Notes...................... 34
 Exchange Offer; Registration Rights........... 71
 Certain Federal Income Tax
  Consequences................................. 73
 Plan of Distribution.......................... 76
 Legal Matters................................. 77
 Experts....................................... 77
 Independent Reserve Engineers................. 77





                                                                       AUGUST 20, 1998

==================================================    ==================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware, pursuant to which the Company is incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers. Article Nine of the Certificate of Incorporation of the Company and Article VII of the Bylaws of the Company provide, in general, that the Company may indemnify its officers and directors to the full extent of Delaware law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NUMBER AND DESCRIPTION
------------------------------

     (1)  Underwriting agreement*
     (2) Plan of acquisition, reorganization, arrangement, liquidation or succession*
     (4) Instruments defining the rights of security holders, including indentures
          4.1  Indenture dated June 8, 1998 between the Company and the
               Trustee**
          4.2  Form of Note (included in Exhibit 4.1)**
          4.3  Registration Agreement**
          4.4   Purchase Agreement**
     (5)  Opinion re legality
          5.1  Opinion of Butler & Binion, L.L.P.**
     (8)  Opinion re tax matters
          8.1 Opinion of Butler & Binion, L.L.P. (included in the prospectus that forms a part hereof)
     (12) Statement re computation of ratios
          12.1  Computations of ratio of earnings to fixed charges
     (15) Letter re unaudited interim financial information*
     (23) Consents of experts and counsel
          23.1 Consent of Butler & Binion, L.L.P. (included in its opinion filed as Exhibit 5.1)**
          23.2  Consent of KPMG Peat Marwick LLP
          23.3  Consent of Miller and Lents, Ltd.**
          23.4  Consent of S.A. Holditch and Associates, Inc.**
          23.5  Consent of Ryder Scott Company**
          23.6  Consent of D.O.R. Engineering Inc.**
          23.7  Consent of T.J. Smith & Company, Inc.**
          23.8  Consent of Poco Oil Co.

     (24) Power of attorney**
     (25) Statement of Eligibility of Trustee
          25.1  Form T-1**
     (99) Additional Exhibits
          99.1  Form of Exchange Agent Agreement**
          99.2  Letter of Transmittal
-------------------------------
*  Inapplicable to this filing
** Previously filed

FINANCIAL STATEMENT SCHEDULES

  None.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "1933 Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") (and where applicable, each filing of an employee benefits plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day or receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 19, 1998.

                              NUEVO ENERGY COMPANY
                              (Registrant)

                              By:           /s/ Douglas L. Foshee
                                  ----------------------------------------------
                                  Douglas L. Foshee, Chairman of the Board,
                                  President and Chief Executive Officer
                                  (principal executive officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                                                   TITLE                                      DATE
---------                                                   -----                                      ----
/s/ Douglas L. Foshee*                    Chairman of the Board, President                       August 19, 1998
----------------------------------        and Chief Executive Officer
Douglas L. Foshee                         (principal executive officer)

/s/ Robert M. King*                       Senior Vice President and Chief Financial              August 19, 1998
----------------------------------        Officer (principal accounting and financial
Robert M. King                            officer)

/s/ Robert L. Gerry III*                  Director                                               August 19, 1998
----------------------------------
Robert L. Gerry, III

/s/ David Ross*                           Director                                               August 19, 1998
----------------------------------
David Ross

/s/ Gary R. Petersen*                     Director                                               August 19, 1998
----------------------------------
Gary R. Petersen

/s/ Thomas D. Barrow*                     Director                                               August 19, 1998
----------------------------------
Thomas D. Barrow

/s/ Isaac Arnold, Jr.*                    Director                                               August 19, 1998
----------------------------------
Isaac Arnold, Jr.

/s/ James T. Hackett*                     Director                                               August 19, 1998
----------------------------------
James T. Hackett

/s/ Robert W. Shower*                     Director                                               August 19, 1998
----------------------------------
Robert W. Shower

/s/ Charles M. Elson*                     Director                                               August 19, 1998
----------------------------------
Charles M. Elson

* By:     /s/ Douglas L. Foshee
       -----------------------------------
       Douglas L. Foshee, Attorney-in-Fact